                                                                 EXHIBIT 99.1
SELECTED FINANCIAL INFORMATION

The following table represents the selected financial information at and for the five years ended December 31, 1999:

                                                                                        Years Ended December 31,
                                                                   --------------------------------------------------------------
(Dollars in thousands, except per share amounts)                      1999*         1998*        1997*        1996*       1995*
                                                                   --------------------------------------------------------------
Statement of Operations Data

     Interest income                                               $   217,599  $   170,032  $   134,268  $   101,547   $   87,391
     Interest expense                                                   83,830       65,581       48,152       33,853       28,686
                                                                   ---------------------------------------------------------------
       Net interest income                                             133,769      104,451       86,116       67,694       58,706
     Provision for loan losses                                          13,064        7,459        7,991        4,110        2,296
                                                                   ---------------------------------------------------------------
       Net interest income after provision for loan losses             120,705       96,992       78,125       63,584       56,409
     Other income                                                       23,468       16,412       14,144       13,347        9,901
     Nonrecurring - warrant income                                      14,508          945        1,162           92            -
                                                                   ---------------------------------------------------------------
       Total other income                                               37,976       17,357       15,306       13,439        9,901
     Operating expenses                                                 80,424       67,545       57,496       52,511       49,590
     Other expenses - nonrecurring                                      12,160        1,341            -            -            -
                                                                   ---------------------------------------------------------------
       Total operating expenses                                         92,584       68,886       57,496       52,511       49,590
                                                                   ---------------------------------------------------------------
     Income before income tax expense, merger and other related
       nonrecurring costs & extraordinary items                         66,097       45,463       35,935       24,512       16,720
     Income tax expense                                                 22,046       16,074       13,299        9,044        6,279
                                                                   ---------------------------------------------------------------
     Income before merger and other related nonrecurring costs and
       extraordinary items                                              44,051       29,389       22,636       15,468       10,441
     Merger and other related nonrecurring costs, net of tax            (6,486)      (1,674)      (2,282)      (1,991)           -
                                                                   ---------------------------------------------------------------
       Net income before extraordinary items                            37,565       27,715       20,354       13,477       10,441
     Extraordinary items                                                   (88)           -            -            -            -
                                                                   ---------------------------------------------------------------
     Net income                                                    $    37,477  $    27,715  $    20,354  $    13,477  $    10,441
                                                                   ===============================================================
Per Share Data (1)
     Income per share (before merger, nonrecurring and
       extraordinary items)
       Basic                                                       $      2.42  $      1.84  $      1.39  $      1.04  $      0.82
       Diluted                                                            2.28         1.71         1.29         1.00         0.79
     Net income per share
       Basic                                                       $      2.29  $      1.75  $      1.34  $      0.91  $      0.72
       Diluted                                                            2.17         1.63         1.25         0.87         0.70
     Cash dividends per share (2)                                  $      0.48  $      0.38  $      0.30  $      0.22  $      0.20
     Book value per common share                                         12.14         9.99         8.66         7.69         7.12
     Shares outstanding at year end                                 17,019,474   15,923,322   15,627,493   14,860,819   14,527,324
     Average common shares outstanding                              16,341,000   15,798,000   15,241,000   14,854,000   14,415,000
     Average common and common equivalent shares outstanding        17,284,000   16,995,000   16,328,000   15,466,000   14,894,000


Performance Ratios
     Return on average assets (before merger, nonrecurring and
       extraordinary items)                                               1.41%        1.37%        1.33%        1.29%        1.28%
     Return on average common shareholders' equity (before merger,
       nonrecurring and extraordinary items)                             22.49%       19.90%       16.75%       14.16%       13.18%
     Return on average assets                                             1.34%        1.31%        1.28%        1.12%        1.14%
     Return on average common shareholders' equity                       21.34%       18.97%       16.13%       12.34%       11.68%
     Net interest margin (3)                                              5.15%        5.35%        5.84%        6.18%        7.07%

Balance sheet Data - At Period End
     Assets                                                        $ 3,216,096  $ 2,373,965  $ 1,821,758  $ 1,412,279  $ 1,097,761
     Loans, net                                                      2,085,342    1,453,256    1,103,149      860,059      637,696
     Investment securities                                             607,933      529,525      351,964      243,290      251,211
     Deposits                                                        2,806,999    2,039,117    1,575,844    1,233,282      951,218
     Subordinated debt                                                       -        3,000        3,000        3,000        3,000
     Trust Preferred Securities                                         50,000       50,000       20,000            -            -
     Common Shareholders' equity                                       206,634      159,023      135,370      114,267      103,377

Asset Quality Ratios
     Nonperforming assets to total loans and OREO                         0.31%        0.34%        0.67%        1.39%        1.88%
     Nonperforming assets to total assets                                 0.21%        0.21%        0.41%        0.87%        1.12%
     Allowance for loan losses to total loans                             2.07%        2.01%        2.09%        1.86%        1.84%
     Allowance for loan losses to non-
       performing assets                                                664.36%      598.06%      313.17%      133.10%       97.36%
     Net charge-offs to average loans                                     0.08%        0.11%        0.21%        0.06%        0.27%

Regulatory Capital Ratios
     Leverage Ratio                                                       8.02%        8.24%        9.61%        8.63%       11.24%
     Tier 1 Capital                                                       9.56%       10.34%       11.38%       11.07%       13.22%
     Total Capital                                                       10.95%       12.38%       12.79%       12.57%       14.82%

*Restated on a historical basis to reflect the mergers between Greater Bay Bancorp and CNB, PBC, PRB (the parent of Golden Gate), PBFC, BA Bancshares (the parent of BAB), BCS (the parent of BBC), Coast Bancorp (the parent of CCB) and MD Bancshares (the parent of MDNB) on a pooling-of-interests basis.


(1) Restated to reflect 2-for-1 stock split effective as of April 30, 1998.
(2) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay.
(3) Net interest margin for 1999, 1998 and 1997 includes the lower spread earned on the FBC Special Deposit (see Note 7 to the Financial Statements for details). Excluding the FBC Special Deposit, net interest margin would have been 5.41%, 5.65%, 6.18% and 6.29% for 1999, 1998, 1997 and 1996,
    respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company operating Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB") Mt. Diablo National Bank ("MDNB") and Peninsula Bank of Commerce ("PBC"). The Company also owns and GBB Capital I and GBB Capital II, both of which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 27 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Walnut Creek and Watsonville. At December 31, 1999, the Company had total assets of $3.2 billion, total net loans of $2.1 billion and total deposits of $2.8 billion.

     All of the Company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers has been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

RESULTS OF OPERATIONS

     The Company's operating results included merger, nonrecurring and extraordinary items of $7.9 million ($2.0 million net of tax), $3.1 million ($1.4 million net of tax) and $884,000 ($788,000 net of tax) in 1999, 1998 and
1997, respectively. The following table summarizes net income, net income per share and key financial ratios before and after merger, nonrecurring and extraordinary items for the years presented.

                                                              Before merger, nonrecurring and extraordinary items
                                                              ---------------------------------------------------
(Dollars in thousands, except per share amounts)                   1999                 1998            1997
-----------------------------------------------------------------------------------------------------------------
Net income                                                       $ 39,488             $ 29,072        $ 21,142
Net income per share:
    Basic                                                        $   2.42             $   1.84        $   1.39
    Diluted                                                      $   2.28             $   1.71        $   1.29
Return on average assets                                             1.41%                1.37%           1.33%
Return on average shareholders' equity                              22.49%               19.90%          16.75%

                                                               After merger, nonrecurring and extraordinary items
                                                               --------------------------------------------------
(Dollars in thousands, except per share amounts)                   1999                 1998            1997
-----------------------------------------------------------------------------------------------------------------
Net income                                                       $ 37,477             $ 27,715        $ 20,354
Net income per share:
    Basic                                                        $   2.29             $   1.75        $   1.34
    Diluted                                                      $   2.17             $   1.63        $   1.25
Return on average assets                                             1.34%                1.31%           1.28%
Return on average shareholders' equity                              21.34%               18.97%          16.13%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

          The Company reported net income of $37.5 million in 1999, a 35.2% increase over 1998 net income of $27.7 million. The net income in 1998 was a 36.2% increase over 1997 income of $20.4 million. Basic net income per share was $2.29 for 1999, as compared to $1.75 for 1998 and $1.34 for 1997. Diluted net income per share was $2.17, $1.63 and $1.25 for 1999, 1998 and 1997, respectively. The return on average assets and return on average shareholders' equity were 1.34% and 21.34% in 1999, compared with 1.31% and 18.97% in 1998 and 1.28% and 16.13% in 1997, respectively.

     The 35.2% increase in 1999 net income as compared to 1998 was the result of significant growth in loans, investments, trust assets and deposits. In 1999, net interest income, excluding Trust Preferred Securities issued ("capital securities"), increased 28.6% as compared to 1998. This increase was primarily due to a 32.9% increase in average interest-earning assets in 1999 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.32% in 1999 as compared to 5.49% in 1998 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 37.1% increase in trust fees, loan and international banking fees, service charges and other fees. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1999 by a 19.1% increase in recurring operating expenses, as compared to 1998.

     Net income in 1999 included nonrecurring expenses, net of nonrecurring income and taxes, of $2.0 million, an increase of $654,000 compared to 1998. In 1999, merger and related nonrecurring costs were $6.5 million, an increase of $4.8 million from 1998. Warrant income, net of related expenses and taxes, was $5.8 million in 1999, an increase of $5.3 million compared to 1998. In 1999, the Company donated $7.8 million in appreciated securities to the Greater Bay Bancorp Foundation. This resulted in $1.2 million in donation expense, net of a tax benefit derived on the transaction, which is a $1.0 million increase compared to 1998.

     The 36.2% increase in 1998 net income as compared to 1997 was the result of significant growth in loans, investments, trust assets and deposits. In 1998, net interest income, excluding capital securities, increased 22.5% as compared to 1997. This increase was primarily due to a 32.6% increase in average interest-earning assets in 1998 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.49% in 1998 as compared to 5.94% in 1997 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 4.3% increase in trust fees, loan and international banking fees, service charges and other fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1998 by a 17.5% increase in recurring operating expenses, as compared to 1997.

     Net income in 1998 included nonrecurring expenses, net of nonrecurring income and taxes, of $1.4 million, an increase of $569,000 compared to 1997. In 1998, merger and related nonrecurring costs were $1.7 million, a decrease of $608,000 from 1997. Warrant income, net of related expenses and taxes, was $554,000 in 1998, a decrease of $155,000 compared to 1997. In 1998, the Company donated $1.3 million in appreciated securities to the Greater Bay Bancorp Foundation. This resulted in $237,000 in donation expense, net of a tax benefit derived on the transaction. There was no such donation in 1997. In 1997, the Company had nonrecurring income of $1.0 million, net of taxes, related to payment from an insurance carrier of a litigation settlement charge taken in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

     Net interest income, excluding capital securities, increased 28.6% to $138.0 million in 1999 from $107.3 million in 1998. This increase was primarily due to the $642.6 million, or 32.9%, increase in average interest-earning assets which was partially offset by a 17 basis point decrease in the Company's net yield on interest-earning assets. Net interest income, excluding capital securities, increased 22.5% in 1998 from $87.6 million in 1997. This increase was primarily due to the $479.8 million, or 32.6%, increase in average interest-earning assets, which was partially offset by the 45 basis point decrease in the Company's net yield on interest-earning assets. The capital securities were Trust Preferred Securities issued in 1997 and 1998 which cost 8.54% and 9.00% in 1999 and 1998, respectively. Including the capital securities, net interest income increased 28.1% to $133.8 million in 1999, and 21.3% to $104.5 million in 1998. The capital securities were issued primarily as a source of capital and not as a source of liquidity.

     The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                            Years Ended December 31,
                                            --------------------------------------------------------------------------------
                                                             1999                                       1998
                                            --------------------------------------    --------------------------------------
                                                                          Average                                   Average
                                               Average                    Yield/         Average                     Yield/
(Dollars in thousands)                       Balance (1)     Interest      Rate        Balance (1)     Interest       Rate
----------------------------------------------------------------------------------    --------------------------------------
INTEREST-EARNING ASSETS:
-----------------------
 Fed funds sold                              $  188,495      $  9,769      5.18%       $  144,072      $  7,719       5.36%
 Other short term securities                     71,282         3,856      5.41%           97,264         5,473       5.63%
 Investment securities:
   Taxable                                      446,669        30,023      6.72%          411,731        25,318       6.15%
   Tax-exempt (3)                                94,468         4,665      4.94%           65,138         3,270       5.02%
 Loans (2)                                    1,794,853       169,286      9.43%        1,234,914       128,252      10.39%
                                             ----------      --------                  ----------      --------
     Total interest-earning assets            2,595,767       217,599      8.38%        1,953,119       170,032       8.71%
 Noninterest-earning assets                     211,092                                   163,632
                                             ----------      --------                  ----------      --------
       Total assets                          $2,806,859       217,599                  $2,116,751       170,032
                                             ==========      --------                  ==========      --------

INTEREST-BEARING LIABILITIES:
----------------------------
 Deposits:
   MMDA, NOW and Savings                     $1,437,331        49,639      3.45%       $1,031,612        36,170       3.51%
   Time deposits, over $100,000                 404,436        19,202      4.75%          274,440        14,109       5.14%
   Other time deposits                          114,504         5,386      4.70%          126,377         5,873       4.65%
                                             ----------      --------                  ----------      --------
     Total interest-bearing deposits          1,956,271        74,227      3.79%        1,432,429        56,152       3.92%
Other borrowings                                 93,708         5,264      5.62%           99,857         6,234       6.24%
Subordinated debt                                   607            68     11.20%            3,000           345      11.50%
                                             ----------      --------                  ----------      --------
     Total interest-bearing liabilities       2,050,586        79,559      3.88%        1,535,286        62,731       4.09%
Trust Preferred Securities                       50,000         4,271      8.54%           31,671         2,850       9.00%
                                             ----------      --------                  ----------      --------
     Total interest-bearing liabilities
       and capital securities                 2,100,586        83,830      3.99%        1,566,957        65,581       4.19%
Noninterest-bearing deposits                    496,466                                   381,618
Other noninterest-bearing liabilities            34,207                                    22,101
Shareholders' equity                            175,600                                   146,075
                                             ----------                                ----------
     Total liabilities and shareholders'
       equity                                $2,806,859        83,830                  $2,116,751        65,582
                                             ==========      --------                  ==========      --------

Net interest income                                          $133,769                                  $104,451
                                                             ========                                  ========
Including capital securities:
----------------------------
Interest rate spread                                                       4.39%                                      4.52%
Contribution of interest free funds                                        0.76%                                      0.83%
Net yield on interest-earnings assets(4)                                   5.15%                                      5.35%

Excluding capital securities:
----------------------------
Interest rate spread                                                       4.50%                                      4.62%
Contribution of interest free funds                                        0.82%                                      0.87%
Net yield on interest-earnings assets(4)                                   5.32%                                      5.49%

                                              ------------------------------------
                                                              1997
                                              ------------------------------------
                                                                          Average
                                                 Average                   Yield/
(Dollars in thousands)                         Balance (1)    Interest      Rate
----------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
-----------------------
 Fed funds sold                                $  115,872     $  6,250       5.39%
 Other short term securities                       97,586        5,198       5.33%
 Investment securities:
   Taxable                                        236,526       15,767       6.67%
   Tax-exempt (3)                                  30,109        1,401       4.65%
 Loans (2)                                        993,249      105,652      10.64%
                                               ----------     --------
     Total interest-earning  assets             1,473,342      134,268       9.11%
 Noninterest-earning assets                       115,640
                                               ----------     --------
       Total assets                            $1,588,982      134,268
                                               ==========     --------

INTEREST-BEARING LIABILITIES:
----------------------------
 Deposits:
   MMDA, NOW and Savings                       $  785,891       27,426       3.49%
   Time deposits, over $100,000                   182,701        9,322       5.10%
   Other time deposits                            127,698        6,348       4.97%
                                               ----------     --------
     Total interest-bearing deposits            1,096,290       43,096       3.93%
Other borrowings                                   46,252        3,248       7.02%
Subordinated debt                                   3,000          345      11.50%
                                               ----------     --------
     Total interest-bearing liabilities         1,145,542       46,689       4.08%
Trust Preferred Securities                         15,000        1,463       9.75%
                                               ----------     --------
     Total interest-bearing liabilities
       and capital securities                   1,160,542       48,152       4.15%
Noninterest-bearing deposits                      286,963
Other noninterest-bearing liabilities              15,276
Shareholders' equity                              126,201
                                               ----------
     Total liabilities and shareholders'
       equity                                  $1,588,982       48,152
                                               ==========     --------

Net interest income                                           $ 86,116
                                                              ========
Including capital securities:
----------------------------
Interest rate spread                                                         4.96%
Contribution of interest free funds                                          0.88%
Net yield on interest-earnings assets(4)                                     5.84%

Excluding capital securities:
----------------------------
Interest rate spread                                                         5.04%
Contribution of interest free funds                                          0.90%
Net yield on interest-earnings assets(4)                                     5.94%

(1) Nonaccrual loans are excluded from the average balance and only collected interest on accrual loans is included in the interest column.
(2) Loan fees totaling $6.3 million, $5.6 million and $5.5 million are included in loan interest income for 1999, 1998 and 1997, respectively.
(3) Tax equivalent yields earned on the tax exempt securities are 7.17%, 7.27% and 6.72% for the years ended December 31, 1999, 1998 and 1997, respectively, using the federal statutory rate of 34%.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

                                                       Year Ended December 31, 1999               Year Ended December 31, 1998
                                                      Compared with December 31, 1998            Compared with December 31, 1997
                                                          favorable (unfavorable)                     favorable (unfavorable)
                                                      --------------------------------           ----------------------------------
(Dollars in thousands) (1) (2)                        Volume        Rate         Net             Volume         Rate         Net
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Fed funds sold                                        $ 2,294     $   (244)    $ 2,050           $ 1,452      $    17      $ 1,469
Other short term securities                            (1,425)        (192)     (1,617)              (19)         294          275
Investment securities:
   Taxable                                              2,304        2,401       4,705            10,384         (833)       9,551
   Tax-exempt                                           1,440          (45)      1,395             1,685          184        1,869
Loans                                                  53,085      (12,052)     41,033            24,134       (1,533)      22,601
                                                      -------     --------     -------           -------      -------      -------
          Total interest-earning assets                57,698      (10,132)     47,566            37,636       (1,871)      35,765
                                                      -------     --------     -------           -------      -------      -------

Interest-bearing liabilities:
Deposits:
   MMDA, NOW and Savings                               13,691         (223)     13,468             7,588        1,157        8,745
   Time deposits, over $100,000                         6,065         (972)      5,093             4,155          632        4,787
   Other time deposits                                   (571)          84        (487)              (69)        (406)        (475)
                                                      -------     --------     -------          --------      -------      -------
          Total interest-bearing deposits              19,185       (1,111)     18,074            11,674        1,383       13,057
Other borrowings                                         (368)        (602)       (970)            2,938           48        2,986
Subordinated debt                                        (275)          (2)       (277)                -            -            -
                                                      -------     --------     -------          --------      -------      -------
        Total interest-bearing liabilities             18,542       (1,715)     16,827            14,612        1,431       16,043
                                                      -------     --------     -------          --------      -------      -------
          Increase (decrease) in net interest income  $39,156     $ (8,417)    $30,739          $ 23,024      $(3,302)     $19,722
                                                      =======     ========     =======          ========      =======      =======

(1) The change in interest income and expense not attributable to specific volume and rate changes has been allocated proportionately between the volume and rate changes.
(2) Excludes the impact of capital securities.

     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the years indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).

     Interest income in 1999 increased 28.0% to $217.6 million from $170.0 million in 1998. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. Average interest-earning assets increased $642.6 million, or 32.9%, to $2.6 billion in 1999, compared to $2.0 billion in 1998. Of this total increase, average loans increased $560.0 million, or 45.3%, to $1.8 billion in 1999 from $1.2 billion in 1998. Investment securities, Federal funds sold and other short-term securities, increased 11.5% to $800.9 million in 1999 from $718.2 million in 1998.

     The average yield on interest-earning assets declined 33 basis points to 8.38% in 1999 from 8.71% in 1998 primarily due to a decline in the average yield on loans which was caused by increased competition and the impact of the Company's focus on slightly larger client credits that generally result in improved client financial controls, but also result in tighter pricing. Loans represented approximately 69.1% of total interest-earning assets in 1999 compared to 63.2% in 1998. The average yield on loans declined 96 basis points to 9.43% in 1999 from 10.39% in 1998.

     Interest expense, excluding capital securities, in 1999 increased 26.8% to $79.6 million from $62.7 million in 1998. This increase was due to greater volumes of interest-bearing liabilities coupled with slightly higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 33.6% to $2.1 billion in 1999 from $1.5 billion in 1998 due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 1999, average noninterest-bearing deposits increased to $496.5 million from $381.6 million in 1998. However, due to the larger increase in interest-bearing deposits, noninterest-bearing deposits decreased to 20.2% of total deposits at year-end 1999, compared to 21.0% at year-end 1998.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.50% in 1999 from 4.62% in 1998, and the net yield on interest-earning assets declined in 1999 to 5.32% from 5.49% in 1998.

     Interest income increased 26.6% to $170.0 million in 1998 from $134.3 million in 1997, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 32.6% to $2.0 billion in 1998 from $1.5 billion in 1997 principally as a result of increase in loans. The yield on the higher volume of average interest-earning assets declined 40 basis points to 8.71% in 1998 from 9.11% in 1997, primarily as a result of increased competition for loans.

     Interest expense, excluding capital securities, in 1998 increased 34.4% to $62.7 million from $46.7 million in 1997 primarily as a result of the increase in the volume of interest-bearing liabilities and in the rates paid on interest-bearing liabilities. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 34.0% to $1.5 billion in 1998 from $1.1 billion in 1997.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.62% in 1998 from 5.04% in 1997 and the net yield on interest-earning assets declined to 5.49% in 1998 from 5.94% in 1997.

     The Company's net yield on interest-earning assets was reduced by the Special Deposit. The average deposit balances related to the Special Deposit during 1999, 1998 and 1997 were $99.0 million, $90.0 million and $95.0 million, respectively, on which the Company earned a spread of 3.1%, 2.25% and 2.5%, respectively. Excluding the Special Deposit, the 1999, 1998, 1997 net yield on interest-earning assets, excluding capital securities, would have been 5.41%, 5.65% and 6.18% respectively. The purchase of bank-owned life insurance ("BOLI") also reduced the Company's net interest spread since the earnings of BOLI are included in other income, while the cost of funding BOLI is included in interest expense.

     The Company incurred certain client service expenses with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items that are included in operating expenses. If these expenses had been included in interest expense, the Company's net yield on interest-earning assets would have been as follows for each of the years presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                                                      Years Ended December 31,
                                                                               ------------------------------------
(Dollars in thousands)                                                            1999          1998         1997
-------------------------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits                                    $496,466      $381,618      $286,963
Client service expenses                                                           2,047         1,504         1,087
Client service expenses, as a percentage of average
  noninterest bearing demand deposits                                              0.41 %        0.39 %        0.38 %

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets                                               5.32 %        5.49 %        5.94 %
  (excluding capital securities)
Impact of client service expense                                                  (0.08)%       (0.07)%       (0.07)%
                                                                               ------------------------------------
Adjusted net yield on interest-earning assets                                      5.24 %        5.42 %        5.87 %
                                                                               ====================================

     The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its client service expenses.

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

     Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the systematic methodology employed by the Company in determining an adequate allowance for loan losses.

     The provision for loan losses in 1999 was $13.1 million, compared to $7.5 million in 1998 and $8.0 million in 1997. In addition, in connection with the mergers, the Company made an additional provision for loan losses of $2.7 million, $183,000 and $1.4 million in 1999, 1998 and 1997, respectively, to conform to the Company's allowance methodology. Although loans outstanding have increased substantially, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more have remained relatively low, totaling $6.4 million, or 0.30% of loans outstanding, at December 31, 1999, from $4.0 million, or 0.27% of loans outstanding, at December 31, 1998 and $6.0 million, or 0.53% of loans outstanding, at December 31, 1997.

     For further information on nonperforming and classified loans and the allowance for loan losses, see-"Nonperforming and Classified Assets" herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Income

     Total other income increased to $38.0 million in 1999, compared to $17.4 million in 1998 and $15.3 million in 1997. The following table sets forth information by category of other income for the years indicated.

                                                                    Years Ended December 31,
                                                      ----------------------------------------------------
(Dollars in thousands)                                      1999                 1998              1997
----------------------------------------------------------------------------------------------------------
Service charges and other fees                          $    5,193          $     4,263         $    4,252
Trust fees                                                   2,990                2,473              2,049
Loan and international banking fees                          2,833                1,303              1,404
ATM network revenue                                          2,682                2,440              2,607
Gain on sale of SBA loans                                    2,029                3,488              2,189
Gain (loss) on investments, net                                 33                  395                (18)
Other income                                                 7,708                2,050              1,661
                                                      ----------------------------------------------------
    Total, recurring                                        23,468               16,412             14,144
Warrant income                                              14,508                  945              1,162
                                                      ----------------------------------------------------
    Total                                               $   37,976          $    17,357         $   15,306
                                                      ====================================================

     The increase in other income in 1999 was a result of $1.5 million increase in loan and international banking fees, a $930,000 increase in service charges and other fees, and a $517,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     The increase in other income in 1998 was primarily the result of a $1.3 million increase in the gain on sale of Small Business Administration ("SBA") loans and a $424,000 increase in trust fees. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $649.3 million at December 31, 1998, compared to $577.7 million at December 31, 1997. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

     Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million, net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The Company holds approximately 100 warrant positions. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

     In November 1999, the voters of San Francisco adopted an ordinance which prohibits financial institutions in San Francisco from imposing surcharges of any kind to non-customers who access automated teller machines ("ATM") to conduct electronic transactions, including cash withdrawals and fund transfers. Other cities in California have either adopted or are considering similar proposals. The Company estimates that approximately $230,000 of ATM network revenue during 1999 was derived from such type of surcharges in the City and County of San Francisco. While the implementation of this ordinance has been delayed through legal challenges and this amount is not material, the successful adoption of similar laws in other areas where the Company operates ATMs could cause a more substantial reduction in ATM network revenue in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Operating Expenses

The following table sets forth the major components of operating expenses for the years indicated.

                                                                            Years Ended December 31,
                                                            ----------------------------------------------
(Dollars in thousands)                                           1999             1998               1997
----------------------------------------------------------------------------------------------------------
Compensation and benefits                                   $   45,460        $   37,529        $   32,879
Occupancy and equipment                                         14,626            10,901             9,382
Professional services and legal costs                            2,795             2,979             3,077
Client service expenses                                          2,047             1,504             1,087
FDIC insurance and regulatory assessments                          618               504               450
Expenses on other real estate owned                                 13               129               211
Other                                                           14,865            13,999            12,110
                                                            ----------------------------------------------
    Total operating expenses excluding
       nonrecurring items                                       80,424            67,545            59,196
Contribution to the GBB Foundation and related expenses         12,160             1,341                 -
Mergers and other related nonrecurring costs                    10,331             2,661             3,333
Recovery of legal settlement                                         -                 -            (1,700)
                                                            ----------------------------------------------
    Total operating expenses                                $  102,915        $   71,547        $   60,829
                                                            ==============================================
Efficiency ratio                                                 59.92%            58.74%            59.98%
Efficiency ratio (before merger, nonrecurring
       and extraordinary items)                                  51.15%            55.89%            59.04%
Total operating expenses to average assets                        3.67%             3.38%             3.83%
Total operating expenses to average assets (before
       merger, nonrecurring and extraordinary items)              2.87%             3.19%             3.73%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating expenses totaled $102.9 million for 1999, compared to $71.5 million for 1998 and $60.8 million for 1997. The ratio of operating expenses to average assets was 3.67% in 1999, 3.38% in 1998, and 3.83% in 1997. Total operating expenses include merger and other related nonrecurring costs and contributions to the Greater Bay Bancorp Foundation (the "Foundation") and related expenses. Excluding these items, operating expense to average assets would have been 2.87% in 1999, 3.19% in 1998 and 3.73% in 1997.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio before merger, nonrecurring and extraordinary items for 1999 was 51.15%, compared to 55.89% in 1998 and 59.04% in 1997.

     During 1998, Greater Bay established the Foundation. The Foundation was formed to provide a vehicle through which the Company, its officers and directors can provide support to the communities in which the Company does business. The Foundation focuses its support on initiatives related to education, health and economic growth. To support the Foundation, the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded expense of $12.2 million in 1999 and $1.3 million in 1998 which is included in operating expenses.

     As indicated by the improvements in the efficiency ratio, the Company has been able to achieve increasing economies of scale. In 1999, average assets increased 32.6% from 1998, while operating expenses, excluding merger, and other nonrecurring items, increased only 19.1%. From 1997 to 1998, average assets increased 33.2%, while operating expenses, excluding merger and nonrecurring costs increased only 14.1%.

     Compensation and benefits expenses increased in 1999 to $45.5 million, compared to $37.5 million in 1998 and $32.9 million in 1997. The increase in compensation and benefits is due primarily to the additions in personnel made in 1999 and 1998 to accommodate the growth of the Company.

     The increase in occupancy and equipment, client service expense, Federal Deposit Insurance Corporation ("FDIC") insurance and regulatory assessments and other operating expenses was related to the growth in the Company's loans, deposits and trust assets.

Income Taxes

     The Company's effective income tax rate for 1999 was 32.6%, compared to 35.2% in 1998 and 37.5% in 1997. The effective rates were lower than the statutory rate of 42% due to the donation of appreciated securities to the Foundation, state enterprise zone tax credits and tax-exempt income on municipal securities. The reductions were partially offset by the impact of nondeductible merger and other related nonrecurring costs. In 1998, the Company was able to further reduce its effective tax rate through the recognition of certain net operating losses acquired in its merger with PRB.

FINANCIAL CONDITION

     Total assets increased 35.5% to $3.2 billion at December 31, 1999, compared to $2.4 billion at December 31, 1998. Total assets increased 30.3% in 1998 from $1.8 billion at December 31, 1997. The increases in 1999 and 1998 were primarily due to increases in the Company's loan portfolio funded by growth in deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Loans

     Total gross loans increased 43.5% to $2.1 billion at December 31, 1999, compared to $1.5 billion at December 31, 1998. Total gross loans increased 31.7% in 1998 from $1.1 billion at year-end 1997. The increases in loan volumes in 1999 and 1998 were primarily due to an improving economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, a downturn in these sectors of the economy could adversely impact the Company's borrowers. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                                    As of December 31,
                                          ----------------------------------------------------------------------------------------
                                                    1999                     1998                  1997                1996
                                          ----------------------------------------------------------------------------------------
(Dollars in thousands)                       Amount         %         Amount       %        Amount       %       Amount        %
----------------------------------------------------------------------------------------------------------------------------------
Commercial                                $   845,422      40.5%   $   575,078    39.5%   $  464,397     42.1%   $385,052     44.8%
Term real estate - commercial                 595,499      28.6        435,387    30.0       310,207     28.1     237,383     27.6
                                          ----------------------------------------------------------------------------------------
       Total commercial                     1,440,921      69.1      1,010,465    69.5       774,604     70.2     622,435     72.4
Real estate construction and land             459,349      22.0        287,232    19.8       190,771     17.3     139,267     16.1
Real estate other                             111,703       5.4         88,167     6.1        62,859      5.7      46,972      5.5
Consumer and other                            128,120       6.1        105,135     7.2       104,941      9.5      73,188      8.5
                                          ----------------------------------------------------------------------------------------
       Total loans, gross                   2,140,093     102.6      1,490,999   102.6     1,133,175    102.7     881,862    102.5
Deferred fees and discounts, net              (10,604)     (0.5)        (7,912)   (0.5)       (6,463)    (0.6)     (5,495)    (0.6)
                                          ----------------------------------------------------------------------------------------
       Total loans, net of deferred fees    2,129,489     102.1      1,483,087   102.1     1,126,712    102.1     876,367    101.9

Allowance for loan losses                     (44,147)     (2.1)       (29,831)   (2.1)      (23,563)    (2.1)    (16,308)    (1.9)
                                          ----------------------------------------------------------------------------------------
       Total loans, net                   $ 2,085,342     100.0%    $1,453,256   100.0%   $1,103,149    100.0%   $860,059    100.0%
                                          ========================================================================================

                                             -----------------
(Dollars in thousands)                             1995
--------------------------------------------------------------
                                               Amount      %
                                             -----------------
Commercial                                    $293,870    46.1%
Term real estate - commercial                  166,793    26.1
                                             -----------------
       Total commercial                        460,663    72.2
Real estate construction and land               84,720    13.3
Real estate other                               51,262     8.0
Consumer and other                              57,747     9.1
                                             -----------------
       Total loans, gross                      654,392   102.6
Deferred fees and discounts, net                (4,733)   (0.7)
                                             -----------------
       Total loans, net of deferred fees       649,659   101.9
Allowance for loan losses                      (11,963)   (1.9)
                                             -----------------
               Total loans, net               $637,696   100.0%
                                             =================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents the maturity distribution of the Company's (1) commercial, (2) real estate construction and land, (3) term real estate - commercial and (4) real estate other portfolios and the sensitivity of such loans to changes in interest rates at December 31, 1999.

                                                         Term       Real estate
                                                     real estate-   construction     Real estate
(Dollars in  thousands)             Commercial       commercial      and land          other
------------------------------------------------------------------------------------------------
Loans maturing in:
One year or less:
   Fixed rate                       $172,076          $ 22,367       $ 22,192        $  7,550
   Variable rate                     391,254            69,183        362,038          21,693

One to five years:
   Fixed rate                         57,480            25,265          1,644           1,893
   Variable rate                     141,366            74,442         48,193          28,188

After five years:
   Fixed rate                         25,683           219,441          3,722           9,318
   Variable rate                      57,563           184,801         21,560          43,061
                                    ------------------------------------------------------------
 Total                              $845,422          $595,499       $459,349        $111,703
                                    ============================================================

Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                  As of December 31,
                                           ----------------------------------------------------------------------------------------
(Dollars in thousands)                                  1999             1998            1997            1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
      Nonaccrual loans                                $5,516          $3,226          $4,292         $ 6,452           $ 6,140
      Accruing loans past due 90 days or more             51               -             158           1,748               957
      Restructured loans                                 807             796           1,533           1,828             1,530
                                                   -------------------------------------------------------------------------------
            Total nonperforming loans                  6,374           4,022           5,983          10,028             8,627
Other real estate owned                                  271             966           1,541           2,224             3,660
                                                   -------------------------------------------------------------------------------
            Total nonperforming assets                $6,645          $4,988          $7,524         $12,252           $12,287
                                                   ===============================================================================
      Nonperforming assets to total loans
          and other real estate owned                   0.31%           0.34%           0.67%           1.39%             1.88%
      Nonperforming assets to total assets              0.21%           0.21%           0.41%           0.87%             1.12%

     At December 31, 1999, the Company had $5.5 million in nonaccrual loans. Interest income foregone on nonperforming loans totaled $418,000, $176,000 and $590,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At December 31, 1999, OREO acquired through foreclosure had a carrying value of $271,000 compared to $966,000 at December 31, 1998.

     The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000 and $16,000 for the years ended December 31, 1999 and 1998. Foregone interest income, which totaled $0 and $11,000 for the years ended December 31, 1999 and 1998, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

     The Company has three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the classified loans and other real estate owned at the dates indicated.

                                                                         As of December 31,
                                                            ----------------------------------------------
(Dollars in thousands)                                           1999              1998             1997
----------------------------------------------------------------------------------------------------------
Substandard                                                 $      28,679      $   15,902       $  18,661
Doubtful                                                            1,850           1,376           2,153
Loss                                                                    -               -              49
Other real estate owned                                               271             966           1,541
                                                            ---------------------------------------------
     Classified loans and other real estate owned           $      30,800      $   18,244       $  22,404
                                                            =============================================

Classified loans and other real estate owned to
   total loans and other real estate owned                           1.45%           1.23%           1.99%
Allowance for loan losses to total classified                      143.33%         163.51%         105.17%

With the exception of these classified loans, management was not aware of any loans outstanding as of December 31, 1999 where the known credit problems of the borrower would cause management to have doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against current earnings and reduced by net charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.

(Dollars in thousands)                              1999           1998               1997            1996                1995
--------------------------------------------------------------------------------------------------------------------------------
Period end loans outstanding                    $2,140,093      $1,490,999        $1,131,674        $881,862            $654,392
Average loans outstanding                       $1,794,853      $1,234,914        $  993,249        $744,893            $604,915
Allowance for loan losses:
Balance at beginning of period                  $   29,831      $   23,563        $   16,308        $ 11,963            $ 11,282
Charge-offs:
      Commercial                                    (2,615)         (1,651)           (1,796)           (984)             (1,484)
      Term real estate - commercial                      -             (48)              (54)            (84)                (25)
                                                --------------------------------------------------------------------------------
        Total commercial                            (2,615)         (1,699)           (1,850)         (1,068)             (1,509)
      Real estate construction and land                  -              (7)             (243)           (127)               (410)
      Real estate other                                  -               -                 -               -                 (49)
      Consumer and other                              (299)           (230)             (289)           (298)               (598)
                                                --------------------------------------------------------------------------------
        Total charge-offs                           (2,914)         (1,936)           (2,382)         (1,493)             (2,566)
                                                --------------------------------------------------------------------------------
Recoveries:
      Commercial                                     1,016             486               220             468                 738
      Term real estate - commercial                      -              11                 1              27                   -
                                                --------------------------------------------------------------------------------
        Total commercial                             1,016             497               221             495                 738
      Real estate construction and land                  4               -                 6             328                  19
      Real estate other                                 56               -                 -               -                   -
      Consumer and other                               345              65                68             105                 194
                                                --------------------------------------------------------------------------------
        Total recoveries                             1,421             562               295             928                 951
                                                --------------------------------------------------------------------------------
      Net charge-offs                               (1,493)         (1,374)           (2,087)           (565)             (1,615)
Provision charged to income\\(1)\\                  15,809           7,642             9,342           4,910               2,296
                                                --------------------------------------------------------------------------------
Balance at end of period                        $   44,147      $   29,831        $   23,563        $ 16,308            $ 11,963
                                                ================================================================================

Net charge-offs to average loans outstanding
   during the period                                  0.08%           0.11%             0.21%           0.08%               0.27%
Allowance as a percentage of average loans
   outstanding                                        2.46%           2.42%             2.37%           2.19%               1.98%
Allowance as a percentage of period end
   loans outstanding                                  2.07%           2.01%             2.09%           1.86%               1.84%
Allowance as a percentage of
   non-performing loans                             692.61%         741.70%           393.83%         162.62%             138.67%


(1)  Includes $2.7 million, $183,000, $1.4 million and $800,000 in 1999, 1998,
1997 and 1996, respectively, to con form to the Companys' allowance methodology. These amounts are included in mergers and related nonrecurring costs.

     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.

     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's methodology is, and has been consistently followed. However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company will enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans, is to some extent, based on the judgment and experience of management. In general, management feels that the allowance for loan losses is adequate as of December 31, 1999. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                 1999                        1998                       1997
                                        ----------------------------------------------------------------------------------

                                                   % of Category               % of Category                % of Category
                                                      to Gross                    to Gross                    to Gross
(Dollars in thousands)                   Amount         Loans        Amount         Loans         Amount        Loans
--------------------------------------------------------------------------------------------------------------------------
Commercial                              $15,328         39.50%      $11,330         38.57%       $ 8,479        40.98%
Term real estate - commercial             7,589         28.72         3,601         29.20          2,794        28.35
                                        -----------------------------------------------------------------------------
       Total Commercial                  22,917         68.22        14,931         67.77         11,273        69.33
Real estate construction and land         4,377         21.46         3,289         19.27          2,060        16.84
Real estate term                            990          4.33           683          5.91            531         4.57
Consumer and other                        3,273          5.99         2,198          7.05          1,411         9.26
                                        -----------------------------------------------------------------------------
Total allocated                          31,557                      21,101                       15,275
Unallocated                              12,590                       8,730                        8,288
                                        -----------------------------------------------------------------------------
     Total                              $44,147        100.00%      $29,831        100.00%       $23,563       100.00%
                                        =============================================================================

                                             1996                 1995
                                     -------------------------------------------

                                           % of Category           % of Category
                                             to Gross                 to Gross
(Dollars in thousands)              Amount     Loans       Amount       Loans
--------------------------------------------------------------------------------
Commercial                         $ 6,625     43.66%     $ 4,793       44.91%
Term real estate - commercial        2,053     26.92        1,709       25.49
                                   ------------------------------------------
       Total Commercial              8,678     70.58        6,502       70.40
Real estate construction and land    2,193     15.79        1,446       12.95
Real estate term                       551      5.33          670        7.83
Consumer and other                   1,704      8.30        1,136        8.82
                                   ------------------------------------------
Total allocated                     13,126                  9,754
Unallocated                          3,182                  2,209
                                   ------------------------------------------
     Total                         $16,308    100.00%     $11,963      100.00%
                                   ==========================================

     At December 31, 1999, the allowance for loan losses was $44.1 million, consisting of a $31.6 million allocated allowance and a $12.6 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 . Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 . The results of bank regulatory examinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Investment Securities

     The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions and a modest amount of equity securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock. The Company does not include Federal Funds sold and certain other short-term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available for sale securities.

     The amortized cost and estimated fair value of investment securities at December 31, 1999 and 1998 is as follows:

                                                              Gross        Gross
As of December 31, 1999                       Amortized    Unrealized   Unrealized    Fair
(Dollars in thousands)                           Cost         Gains       Losses      Value
--------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                   $ 19,087      $    -     $   (249)   $ 18,838
   U.S. agency notes                             28,848           7         (886)     27,969
   Mortgage-backed securities                   247,223          96       (8,053)    239,264
   Tax-exempt securities                         55,690          82       (3,395)     52,379
   Corporate securities                         115,819           -      (11,979)    103,840
                                               ---------------------------------------------
      Total securities available for sale       466,667         185      (24,562)    442,290
                                               ---------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                        500           -            -         500
   U.S. agency notes                             29,482           -         (667)     28,815
   Mortgage-backed securities                    59,524          28       (2,018)     57,534
   Tax-exempt securities                         52,219         123       (2,710)     49,632
                                               ---------------------------------------------
      Total securities held to maturity         141,725         151       (5,395)    136,481
                                               ---------------------------------------------

Other securities                                 15,775       8,143            -      23,918
                                               ---------------------------------------------
         Total investment securities           $624,167      $8,479     $(29,957)   $602,689
                                               =============================================


                                                                       Gross             Gross
As of December 31, 1998                              Amortized       Unrealized        Unrealized             Fair
(Dollars in thousands)                                 Cost            Gains             Losses               Value
--------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                          $ 24,665          $   82           $    (27)          $ 24,720
   U.S. agency notes                                    48,213              47                 (8)            48,252
   Mortgage-backed securities                          222,359           1,793               (147)           224,005
   Tax-exempt securities                                52,581           1,006                  -             53,587
   Corporate securities                                 69,774             110             (1,121)            68,763
                                                      --------------------------------------------------------------
      Total securities available for sale              417,592           3,038             (1,303)           419,327
                                                      --------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                             1,764               2                 (2)             1,764
   U.S. agency notes                                    28,495              22                (58)            28,459
   Mortgage-backed securities                           37,967             174               (207)            37,934
   Tax-exempt securities                                33,882           1,004                (15)            34,871
                                                      --------------------------------------------------------------
      Total securities held to maturity                102,108           1,202               (282)           103,028
                                                      --------------------------------------------------------------

Other securities                                         8,090               -                  -              8,090
                                                      --------------------------------------------------------------
            Total investment securities               $527,790          $4,240           $ (1,585)          $530,445
                                                      ==============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     The declines in fair value of the Company's investment portfolio are a result of the increase in overall interest rates which occurred throughout 1999.

     The maturities of investment securities at December 31, 1999 and 1998 are as follows. Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.

                                                                  2001                 2005
                                                                Through              Through              2010 and
(Dollars in thousands)                          2000              2004                 2009              Thereafter      Total
---------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                   $ 5,125          $13,962               $     -             $      -       $ 19,087
   U.S. agency notes (1)                         1,254           17,812                 9,782                    -         28,848
   Mortgage-backed securities (2)                1,268            6,882                 6,993              232,080        247,223
   Tax-exempt securities                           891            7,775                 8,933               38,091         55,690
   Corporate securities                            996                -                     -              114,823        115,819
                                               ----------------------------------------------------------------------------------
      Total securities available for sale        9,534           46,431                25,708              384,994        466,667
                                               ----------------------------------------------------------------------------------
   Fair value                                  $ 9,483          $46,365               $24,966             $361,476       $442,290
                                               ----------------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                       500                -                     -                    -            500
   U.S. agency notes (1)                         2,000           23,993                 3,490                    -         29,483
   Mortgage-backed securities (2)                   75            2,082                 9,082               48,285         59,524
   Tax-exempt securities                           996            3,130                11,670               36,422         52,218
                                               ----------------------------------------------------------------------------------
      Total securities held to maturity          3,571           29,205                24,242               84,707        141,725
                                               ----------------------------------------------------------------------------------
   Fair value                                    3,564           28,616                24,024               80,277        136,481
                                               ----------------------------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                 $13,105          $75,636               $49,950             $469,701       $608,392
                                               ----------------------------------------------------------------------------------
   Total fair value                            $13,047          $74,981               $48,990             $441,753       $578,771
                                               ----------------------------------------------------------------------------------
   Weighted average yield-total portfolio         5.55%            5.95%                 6.59%                7.19%          6.87%

(1) Certain notes issued by U.S. Agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.

(2) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.

          For additional information concerning the investments portfolio, see
Note 3 of Notes to Consolidated Financial Statements.

Deposits

          The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $2.8 billion at December 31, 1999, an increase of 37.7% compared to deposits of $2.0 billion at December 31, 1998. In 1998, deposits increased 29.4% from $1.6 billion at December 31, 1997. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas, coupled with an increase in deposits related to the new business development activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     PBC held deposits from a single customer (the "Special Deposit") of $111.1 million and $89.6 million at December 31, 1999 and 1998, respectively. The Special Deposit represents the proposed settlement of a class action lawsuit not involving the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested a significant portion of the proceeds from this deposit in agency securities with maturities of less than 90 days. As previously discussed, the interest rate spread on the Special Deposit was approximately 3.10% and 2.25% for December 31, 1999 and 1998, which resulted in a decrease in overall interest rate spreads.

     The Company's noninterest-bearing demand deposit accounts increased 31.3% to $598.4 million at December 31, 1999, compared to $455.7 million a year earlier.

     Money market deposit accounts ("MMDA"), negotiable order of withdrawal accounts ("NOW") and savings accounts reached $1.6 billion at year-end 1999, an
increase of 37.7% from $1.2 billion at December 31, 1998.   MMDA, NOW and
savings accounts were 58.0% of total deposits at December 31, 1999, as compared to 57.98% at December 31, 1998.

     Time certificates of deposit totaled $580.4 million, or 20.7% of total deposits, at December 31, 1999, compared to $401.1 million, or 19.7% of total deposits, at December 31, 1998. Note 7 of the Notes to the Consolidated Financial Statements presents the maturity distribution of time certificates of deposits at December 31, 1999.

     As of December 31, 1999, the Company had $19.3 million in brokered deposits outstanding. There were no such deposits as of December 31, 1998.

     For additional information concerning deposits, see Note 7 of Notes to Consolidated Financial Statements.

Other Borrowings

     At December 31, 1999 other borrowings consisted of Federal Funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and advances under credit lines. Note 9 of the Notes to the Consolidated Financial Statements provides the amounts outstanding, the short and long term classification, other borrowings outstanding during the year and the general terms of these borrowings.

Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sells securities under agreements to repurchase and borrows overnight Federal Funds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 1999, the Banks had approximately $65.5 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 1999, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income, totaled $49.0 million for 1999, $29.6 million for 1998 and $22.7 million for 1997. Cash used for investing activities totaled $758.9 million in 1999, $562.5 million in 1998 and $357.2 million in 1997. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the year ended December 31, 1999, net cash provided by financing activities was $790.2 million, compared to $516.4 million in 1998 and $383.2 million in 1997. Historically, the primary financing activity of the Company has been through deposits. In 1999, 1998 and 1997, deposit gathering activities generated cash of $767.9 million, $463.3 million and $342.6 million, respectively. This represents a total of 97.2%, 89.7% and 89.4% of the financing cash flows for 1999, 1998 and 1997, respectively. The 1999 increase in financing activities other than deposits are a result of proceeds from the sale of stock of $26.1 million, the Company entering into $70.0 million in long-term low cost repurchase agreements in 1998, and the issuance of TPS of $30.0 million and $20.0 million in 1998 and 1997, respectively, which were issued principally to provide capital to the Company (see Capital
Resources - below).

Capital Resources

     Shareholders' equity at December 31, 1999 increased to $206.6 million from $159.0 million at December 31, 1998 and from $135.4 million at December 31, 1997. Greater Bay paid dividends of $0.48, $0.38 and $0.30 per share in December 31, 1999, 1998 and 1997, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     In 1999 the Company issued 535,000 shares of common stock in a private placement. The proceeds from the offering were $19.0 million, net of issuance costs. Greater Bay intends to use the net proceeds from the offering for general corporate purposes.

     In 1997, the Company issued $20.0 million in TPS to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. Under applicable regulatory guidelines, the TPS qualifies as Tier I capital up to a maximum of 25% of Tier I capital. Any additional portion of TPS would qualify as Tier 2 capital. As of December 31, 1999, all outstanding TPS qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of TPS will increase.

     The Company is committed to remaining well-capitalized as defined by regulatory guidelines. If deposit and loan growth continues at current levels, it is anticipated the Company will need to raise additional capital to remain well-capitalized in 2000. The Company is evaluating an additional issuance of TPS as well as other alternatives to meet this anticipated increase in required capital. We anticipate that we will be able to leverage any further issuance of TPS and therefore we do not anticipate that the raising of additional TPS would be dilutive to future net income per share. However, the impact of raising any additional capital on net income per share will depend on the type of capital raised, the terms of the capital, the time period required to invest the capital funds into earning-assets and the type of assets funded.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     A banking organization's total qualifying capital includes two components: core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

     At December 31, 1999, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 1999 and the two highest levels recognized under these regulations are as follows:

                                             Tier 1           Total
                               Leverage     Risk-Based     Risk-Based
                                Ratio     Capital Ratio   Capital Ratio
     ------------------------------------------------------------------

     Company                      8.02%           9.56%          10.95%
     Well-capitalized             5.00%           6.00%          10.00%
     Adequately capitalized       4.00%           4.00%           8.00%

     The Company's leverage ratio was 8.02% at December 31, 1999, compared to 8.24% at December 31, 1998. At December 31, 1999, the Company's risk-based capital ratios were 9.56% for Tier 1 risk-based capital and 10.95% for total risk-based capital, compared to 10.34% and 12.38%, respectively, as of December 31, 1998.

     In addition, at December 31, 1999, each of the Banks, with the exception of MDNB, had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 17 of Notes to Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Quantitative and Qualitative Disclosures about Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and its allowance for loan losses see "--Allowance for Loan Losses" herein.

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee "ALCO" which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on net portfolio value and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (8 years to 12 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the TPS II securities. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in net portfolio value for these rate shock levels as of December 31, 1999. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

Change in
Interest Rates                 Net Portfolio         Projected Change
                                               ---------------------------
(Dollars in thousands) (1)         Value         Dollars    Percentage
--------------------------------------------------------------------------

100 basis point rise             $365,830        $ 7,770         2.2%
Base scenario                     358,020            -           0.0%
100 basis point decline           350,469         (7,591)       -2.1%

(1) Evaluation excludes MDNB and Coast Bancorp.  See further discussion below.

     The preceding table indicates that at December 31, 1999, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's net portfolio value would be expected to decrease. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Net portfolio value is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of net portfolio value. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the net portfolio value. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the net portfolio value. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of December 31, 1999:

                                   Immediate     2 Days To   7 Months to     1 Year       4 Years    More than    Total Rate
(Dollars in thousands)             or One Day    6 Months     12 Months    to 3 Years   to 5 Years    5 Years     Sensitive
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks            $      794    $       -     $       -     $      -     $      -    $      -    $      794
Short term investments                245,807            -             -            -            -           -       245,807
Investment securities                       -       80,544        34,422      143,952       57,872     267,224       584,014
Other securities                            -            -             -            -            -           -             -
Loans                               1,194,733      515,447        40,250      136,089      111,276     141,042     2,138,837
Loan losses/unearned fees                   -            -             -            -            -           -             -
Other assets                                -            -             -            -            -           -             -
                                ---------------------------------------------------------------------------------------------
  Total assets                     $1,441,334    $ 595,991     $  74,672     $280,041     $169,148    $408,266    $2,969,452
                                ---------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY
Deposits                           $1,649,302    $ 437,472     $  96,037     $ 23,557     $  2,168    $     35    $2,208,571
Other borrowings                            -       63,600             -            -       37,000           -       100,600
Other liabilities                           -            -             -            -            -           -             -
Trust preferred securities                  -            -             -            -            -      50,000        50,000
Shareholders' equity                        -            -             -            -            -           -             -
                                ---------------------------------------------------------------------------------------------
Total liabilities and equity       $1,649,302    $ 501,072     $  96,037     $ 23,557     $ 39,168    $ 50,035    $2,359,171
                                ---------------------------------------------------------------------------------------------
Gap                                $ (207,968)   $  94,919     $ (21,365)    $256,484     $129,980    $358,231    $  610,281
Cumulative Gap                     $ (207,968)   $(113,049)    $(134,414)    $122,070     $252,050    $610,281    $  610,281
Cumulative Gap/total assets             -6.47%       -3.47%        -4.18%        3.80%        7.84%      18.98%        18.98%

                                     Total
                                    Non-Rate
(Dollars in thousands)             Sensitive      Total
----------------------------------------------------------
ASSETS
Cash and due from banks            $ 125,092    $  125,886
Short term investments                     -       245,807
Investment securities                      -       584,014
Other securities                      23,918        23,918
Loans                                  1,098     2,139,935
Loan losses/unearned fees            (54,592)      (54,592)
Other assets                         151,128       151,128
                                 -------------------------
  Total assets                     $ 246,644    $3,216,096
                                 -------------------------

LIABILITIES AND EQUITY
Deposits                           $ 598,428    $2,806,999
Other borrowings                           -       100,600
Other liabilities                     51,863        51,863
Trust preferred securities                 -        50,000
Shareholders' equity                 206,634       206,634
                                 -------------------------
Total liabilities and equity       $ 856,925    $3,216,096
                                 -------------------------
Gap                                $(610,281)            -
Cumulative Gap                     $       -             -
Cumulative Gap/total assets                -             -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

         The foregoing table indicates that the Company had a one year gap of $(163.9) million, or (5.10)% of total assets, at December 31, 1999. In theory, this would indicate that at December 31, 1999, $163.9 million more in liabilities than assets would reprice if there were a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

         The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of December 31, 1999, the analysis indicates that the Company's net interest income would increase a maximum of 14.1% (excluding MDNB and CCB) if rates rose 200 basis points immediately and would decrease a maximum of 13.6%, (excluding MDNB and CCB) if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest-bearing liabilities.

         In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

         Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

         The above quantified evaluations exclude the impact of MDNB and CCB because that institution had not been converted to risk management system as to net portfolio value and interest rate shock simulation analysis at December 31, 1999. The Company has performed a preliminary analysis of MDNB's and CCB's risk profile and has determined that MDNB's and CCB's exposure to interest rate risk is equal to or lower than that of the Company as a whole.

Year 2000 State of Readiness

         The Company's mission critical systems successfully responded to the century date change. Accordingly, the Company's core banking systems, including the application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve, were fully operational and accurately processing customer information and transactions. The Company will continue to monitor its systems and those of its major vendors, suppliers and clients over the coming months.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Recent Events

         On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of MDNB, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 1,395,499 shares of Greater Bay's stock. The stock was issued to MD Bancshares' shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis. As of December 31, 1999, MD Bancshares had $221.1 million in assets, $205.5 million in deposits and $12.8 million in shareholders' equity. MDNB has offices located in Danville, Pleasanton and Lafayette, California.

         On May 18, 2000, Greater Bay and Coast Bancorp, the former holding company of CCB, was merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate of approximately 3,070,000 shares of Greater Bay's stock. The stock was issued to Coast Bancorp's shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis. As of December 31, 1999, Coast Bancorp had $370.0 million in assets, $300.6 million in deposits and $33.0 million in shareholders' equity. CCB's offices are located in Aptos, Capitola, Santa Cruz, Scotts
Valley and Watsonville, California.

         On January 26, 2000, the Company, Bank of Santa Clara ("BSC") and GBB Merger Corp. signed a definitive agreement for a merger between BSC and GBB Merger Corp., as a result of which BSC will become a wholly owned subsidiary of Greater Bay. The agreement provides for BSC shareholders to receive approximately 2,017,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000 subject to regulatory and shareholder approvals. As of December 31, 1999, BSC had $326.9 million in assets, $293.7 million in deposits and $31.4 million in shareholders' equity. BSC has offices in Milpitas, San Jose, Santa Clara and Sunnyvale, California.

         On March 21, 2000, Greater Bay, Bank of Petaluma ("BOP") and DKSS
Corp. signed a definitive agreement for a merger between BOP and DKSS, as a result of which BOP will become a wholly owned subsidiary of Greater Bay. The agreement provides for BOP shareholders to receive approximately 990,000 shares of Greater Bay stock subject to certain adjustments based on movements in the Company's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the fourth quarter of 2000 subject to BOP's shareholders and regulatory approvals. As of and for the year ended December 31, 1999, BOP had $8.6 million in net interest income, $2.3 million in net income, $194.7 million in assets, $162.2 million in deposits and $14.9 million in shareholder's equity.

         Assuming the acquisitions of MD Bancshares, Coast Bancorp and BSC had been completed at December 31, 1999, Greater Bay would have had proforma assets of $3.5 billion, deposits of $3.1 billion and $238.0 million of shareholders' equity on a pooled basis.

Recent Accounting Developments

In April 1999, the Financial Accounting Standards Board ("FASB") reached tentative conclusions on the future of the pooling-of-interests method of accounting for business combinations. These tentative decisions include the decision that the pooling-of-interests method of accounting will no longer be an acceptable method to account for business combinations between independent parties and that there should be a single method of accounting for all business combinations, and that method is the purchase method. The FASB agreed that the purchase method should be applied prospectively to business combination transactions that are initiated after the final standard is issued. The FASB has issued an exposure draft during the third quarter of 1999 and expects a final standard will be issued and become effective in the fourth quarter of 2000. A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                          As of December 31,
                                                                     ----------------------------
(Dollars in thousands)                                                   1999*         1998*
-------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                $   125,886   $   112,843
Federal funds sold                                                         215,550       100,200
Other short term securities                                                 30,257        78,326
                                                                     ----------------------------
       Cash and cash equivalents                                           371,693       291,369
Investment securities:
    Available for sale, at fair value                                      442,290       419,327
    Held to maturity, at amortized cost (fair value
     1999: $136,481 1998: $103,028)                                        141,725       102,108
    Other securities                                                        23,918         8,090
                                                                     ----------------------------
       Investment securities                                               607,933       529,525
Total loans:
    Commercial                                                             845,422       575,078
    Term real estate - commercial                                          595,499       435,387
                                                                     ----------------------------
       Total commercial                                                  1,440,921     1,010,465
    Real estate construction and land                                      459,349       287,232
    Real estate other                                                      111,703        88,167
    Consumer and other                                                     128,120       105,135
    Deferred loan fees and discounts                                       (10,604)       (7,912)
                                                                     ----------------------------
       Total loans, net of deferred fees                                 2,129,489     1,483,087
    Allowance for loan losses                                              (44,147)      (29,831)
                                                                     ----------------------------
       Total loans, net
                                                                         2,085,342     1,453,256
Property, premises and equipment                                            25,872        20,582
Interest receivable and other assets                                       125,256        79,233
                                                                     ----------------------------
                Total assets                                           $ 3,216,096   $ 2,373,965
                                                                     ============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits                                                         $ 2,806,999   $ 2,039,117
Other borrowings                                                           100,600        93,845
Subordinated debt                                                                -         3,000
Other liabilities                                                           51,863        28,980
                                                                     ----------------------------
                Total liabilities                                        2,959,462     2,164,942
                                                                     ----------------------------
Company obligated mandatorily redeemable cumulative trust
 preferred securities of subsidiary trusts holding solely
 junior subordinated debentures                                             50,000        50,000

Commitments and contingencies

SHAREHOLDERS' EQUITY
    Preferred stock, no par value: 4,000,000 shares authorized;
     none issued                                                                 -             -
    Common stock, no par value: 24,000,000 shares authorized;
     17,019,474 and 15,923,322 shares issued and outstanding as of
     December 31, 1999 and 1998, respectively                              122,152        95,707
    Accumulated other comprehensive income (loss)                           (8,055)          349
    Retained earnings                                                       92,537        62,967
                                                                     ----------------------------
                Total shareholders' equity                                 206,634       159,023
                                                                     ----------------------------
                 Total liabilities and shareholders' equity            $ 3,216,096   $ 2,373,965
                                                                     ============================

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Years Ended December 31,
                                                                    ------------------------------------------
(Dollars in thousands, except per share amounts)                              1999*        1988*        1997*
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                          $169,286     $128,252     $105,652
Interest on investment securities:
    Taxable                                                                  30,033       25,325       15,391
    Tax - exempt                                                              4,655        3,263        1,689
                                                                    ------------------------------------------
          Total interest on investment securities                           217,599       170,032      17,080
Other interest income                                                        13,625       13,192       11,536
                                                                    ------------------------------------------
    Total interest income                                                   217,599      170,032      134,268
                                                                    ------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                         74,227       56,152       43,096
Interest on long term borrowings                                              8,809        7,926        3,677
Interest on other borrowings                                                    794        1,503        1,379
                                                                    ------------------------------------------
          Total interest expense                                             83,830       65,581       48,152
                                                                    ------------------------------------------
             Net interest income                                            133,769      104,451       86,116
Provision for loan losses                                                    13,064        7,459        7,991
                                                                    ------------------------------------------
             Net interest income after provision for loan losses            120,705       96,992       78,125
                                                                    ------------------------------------------
OTHER INCOME
Service charges and other fees                                                5,193        4,263        4,252
Trust fees                                                                    2,990        2,473        2,049
Loan and international banking fees                                           2,833        1,303        1,404
ATM network revenue                                                           2,682        2,440        2,607
Gain on sale of SBA loans                                                     2,029        3,488        2,189
Gain (loss) on investments, net                                                  33          395          (18)
Warrant income, net                                                          14,508          945        1,162
Other income                                                                  7,708        2,050        1,661
                                                                    ------------------------------------------
    Total                                                                    37,976       17,357       15,306
                                                                    ------------------------------------------
OPERATING EXPENSES
Compensation and benefits                                                    45,460       37,529       32,879
Occupancy and equipment                                                      14,626       10,901        9,382
Contribution to the GBB Foundation and related expenses, net                 12,160        1,341            -
Merger and other related nonrecurring costs                                  10,331        2,661        3,333
Recovery of legal settlement                                                      -            -       (1,700)
Other expenses                                                               20,338       19,115       16,935
                                                                    ------------------------------------------
    Total operating expenses                                                102,915       71,547       60,829
                                                                    ------------------------------------------
             Net income before provision for income taxes and
              extraordinary items                                            55,766       42,802       32,602
Provision for income taxes                                                   18,201       15,087       12,248
                                                                    ------------------------------------------
             Net income before extraordinary items                           37,565       27,715       20,354
Extraordinary items
                                                                                (88)           -            -
                                                                    ------------------------------------------
             Net income                                                    $ 37,477     $ 27,715     $ 20,354
                                                                    ==========================================

Net income per share - basic**                                             $   2.29     $   1.75     $   1.34
                                                                    ==========================================

Net income per share - diluted**                                           $   2.17     $   1.63     $   1.25
                                                                    ==========================================

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
**Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998.
See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                       Years Ended December 31,
                                                                                --------------------------------------
(Dollars in thousands)                                                             1999*         1998*          1997*
----------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  37,477      $ 27,715       $ 20,354
                                                                                --------------------------------------

Other comprehensive income:
  Unrealized gains on securities:
     Unrealized holding gains (losses) arising during period (net of taxes of $(13,278), $(85), and $627 for the years ended December 31,
       1999, 1998 and 1997, respectively)                                         (18,989)         (121)           896
     Less: reclassification adjustment for gains (losses) included in net income (net of taxes of $6,085, $158 and $(7) for the
       years ended December 31, 1999, 1998, and 1997, respectively                  8,404           237            (11)
                                                                                --------------------------------------
  Net change                                                                      (10,585)          116            885

  Cash flow hedge:
     Cummulative transition effect of adopting SFAS No. 133
       (net of taxes of $(744) as of October 1, 1998                                    -        (1,063)             -
     Change in market value of hedge during the period
       (net of taxes of $1,092 and $294 for the years ended December 31,
       1999 and 1998, respectively)                                                 2,325           418              -
     Less: reclassification adjustment for swap settlements
       in net income (net of taxes of $(80) and $(23) for the years ended
       December 31, 1999 and 1998, respectively)                                     (144)          (32)             -
                                                                                --------------------------------------
  Net change                                                                        2,181          (677)             -

     Other comprehensive income (loss)                                             (8,404)         (561)           885
                                                                                --------------------------------------
       Comprehensive income                                                     $  29,073      $ 27,154       $ 21,239
                                                                                ======================================

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                         Accumulated Other                 Total
For the years ended December 31, 1999, 1998 and 1997           Common Stock            Comprehensive   Retained     Shareholders'
                                                           -----------------------
(Dollars in thousands, except per share amounts)              Shares**      Amount     Income (Loss)   Earnings        Equity
---------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp, prior to pooling                         6,477,774    $ 34,884     $    71        $ 9,727       $ 44,682
Shares issued to Peninsula Bank of Commerce
  shareholders                                                1,295,216       7,141           -              -          7,141
Peninsula Bank of Commerce retained earnings prior to
  pooling                                                             -           -         (53)         6,186          6,133
Shares issued to Pacific Rim Bancorporation
  shareholders                                                  950,748       8,000           -              -          8,000
Pacific Rim Bancorporation retained earnings prior to
  pooling                                                             -           -        (108)           879            771
Shares issued to Pacific Business Funding Corporation
  shareholders                                                  298,000          51           -              -             51
Pacific Business Funding Corporation retained
 earnings prior to pooling                                            -           -           -             59             59
Shares issued to Bay Area Bancorp shareholders                1,164,427       4,143           -              -          4,143
Bay Area Bancorp retained earnings prior to pooling                   -           -          (5)         5,143          5,138
Shares issued to Bay Commercial Services shareholders           735,723       3,662           -              -          3,662
Bay Commercial Services retained earnings prior to                    -           -         (15)         5,771          5,756
 pooling
Shares issued to Mt. Diablo Bancshares shareholders             857,871       5,939           -              -          5,939
Mt. Diablo Bancshares retained earnings prior to                      -           -           5           (403)          (398)
 pooling
Shares issued to Coast Bancorp shareholders                   2,800,964      11,041           -              -         11,041
Coast Bancorp retained earnings prior to pooling                      -           -         130         12,022         12,152
                                                           ------------------------------------------------------------------

     Balance, December 31, 1996, restated to reflect         14,580,723      74,861          25         39,384        114,270
      pooling

Net income                                                            -           -           -         20,354         20,354
Other comprehensive income, net of taxes                              -           -         885              -            885
Stock offering by Mt. Diablo Bancshares                         285,960       2,555           -              -          2,555
Stock options exercised, including related tax benefit          422,602       2,744           -              -          2,744
Stock issued in Employee Stock Purchase Plan                     30,332         347           -              -            347
401(k) employee stock purchase                                   36,152         531           -              -            531
Stock repurchase by Bay Area Bancshares and Coast                (7,612)       (119)          -           (100)          (219)
 Bancorp
Pacific Business Funding Corporation distribution                     -           -           -           (208)          (208)
Cash dividend $0.38 per share***                                      -           -           -         (5,888)        (5,888)
                                                           ------------------------------------------------------------------

     Balance, December 31, 1997*                             15,348,157      80,919         910         53,542        135,371

Net income                                                            -           -           -         27,715         27,715
Other comprehensive loss, net of taxes                                -           -        (561)             -           (561)
Stock options exercised, including related tax benefit          316,683       4,445           -              -          4,445
Stock issued in Employee Stock Purchase Plan                     29,670         656           -              -            656
401(k) employee stock purchase                                   36,483       1,060           -              -          1,060
Stock repurchase by Bay Area Bancshares and Coast               (84,984)       (604)          -         (2,190)        (2,794)
 Bancorp
Pacific Business Funding Corporation distribution                     -           -           -         (1,163)        (1,163)
Stock dividend by Coast Bancorp                                 277,313       9,516           -         (9,516)
Cash dividend $0.35 per share***                                      -           -           -         (5,706)        (5,706)
                                                           ------------------------------------------------------------------

     Balance, December 31, 1998*                             15,923,322      95,992         349         62,682        159,023

Net income                                                            -           -           -         37,477         37,477
Other comprehensive loss, net of taxes                                -           -      (8,404)             -         (8,404)
Stock options exercised, including related tax benefit          476,447       4,792           -              -          4,792
Stock issued in Employee Stock Purchase Plan                     41,651       1,031           -              -          1,031
401(k) employee stock purchase                                   38,005       1,205           -              -          1,205
Stock issued in Dividend Reinvestment Plan                        5,049         171           -              -            171
Pacific Business Funding Corporation distribution                     -           -           -            (40)           (40)
Stock issued through private placement                          535,000      18,961           -              -         18,961
Cash dividend $0.46 per share***                                      -           -           -         (7,582)        (7,582)
                                                           ------------------------------------------------------------------

     Balance, December 31, 1999*                             17,019,474    $122,152     $(8,055)       $92,537       $206,634
                                                           ==================================================================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
**   Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998.
*** Excluding dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay, Greater Bay paid dividends of $0.48, $0.38 and $0.30 per share in December 31, 1999, 1998 and 1997, respectively.
In 1999, Bay Area Bancshares declared dividends of $0.11 per share. In 1998, Bay Area Bancshares declared dividends of $0.41 per share, Bay Commercial Services declared dividends of $0.40 per share and Pacific Business
Funding Corporation made a distribution of $1.2 million to its shareholders. In 1997, Bay Area Bancshares declared dividends of $0.37 per share, Bay Commercial Services declared dividends of $0.30 per share, Peninsula Bank of Commerce declared an annual dividend of $3.20 per share, Pacific Rim Bancorporation declared and paid a dividend of $100,000 to its sole shareholder and Pacific Business Funding Corporation

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          Years Ended December 31,
                                                                           ---------------------------------------------------
(Dollars in thousands)                                                        1999*                1998*               1997*
------------------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                                  $  37,477           $  27,715            $  20,354
Reconcilement of net income to net cash from
 operations:
    Provision for loan losses                                                  15,809               7,642                9,342
    Depreciation and amortization                                               4,875               2,703                2,359
    Deferred income taxes                                                      (7,247)             (3,480)              (4,382)
    (Gain) loss on sale of investments, net                                       (34)               (421)                  18
    Gain on sale of building                                                     (535)                  -                    -
    Proceeds from loan sales                                                   74,420              82,869               48,255
    Originations of loans held for sale                                       (74,514)            (84,432)             (52,827)
    Changes in:
        Accrued interest receivable and other assets                          (30,794)            (12,677)              (7,240)
        Accrued interest payable and other liabilities                         25,082               7,141                4,638
        Deferred loan fees and discounts, net                                   4,505               2,551                2,224
                                                                           ----------          ----------           ----------
Operating cash flows, net                                                      49,044              29,611               22,741
                                                                           ----------          ----------           ----------

CASH FLOWS - INVESTING ACTIVITIES
Maturities and partial paydowns on investment securities:
    Held to maturity                                                           78,770              66,495               31,475
    Available for sale                                                         86,018             574,634              104,969
Purchase of investment securities:
    Held to maturity                                                          (95,041)           (101,436)             (25,765)
    Available for sale                                                       (180,589)           (947,531)            (239,533)
    Other securities                                                          (14,527)             (3,760)                (682)
Proceeds from sale of available for sale securities                            30,141             231,825               21,147
Loans, net                                                                   (649,175)           (356,679)            (243,237)
Purchase of property, premises and equipment                                   (7,959)             (4,344)              (5,098)
Sale of banking building                                                        2,668                   -                    -
Investment in other real estate owned                                               -               1,817                 (500)
Purchase of insurance policies                                                 (9,206)            (23,480)                   -
                                                                           ----------          ----------           ----------
Investing cash flows, net                                                    (758,900)           (562,459)            (357,224)
                                                                           ----------          ----------           ----------

CASH FLOWS - FINANCING ACTIVITIES
Net change in deposits                                                        767,881             463,273              342,562
Net change in other borrowings - short term                                     5,515             (41,105)              18,293
Proceeds from other borrowings - long term                                      2,015              70,000                3,025
Principal repayment - long term borrowings                                     (3,775)             (2,265)                (865)
Proceeds from company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated
 debentures                                                                         -              30,000               20,000
Proceeds from sale of common stock                                             26,126               4,855                6,204
Repurchase of common stock                                                          -              (2,651)                (130)
Cash dividends                                                                 (7,582)             (5,706)              (5,888)
                                                                           ----------          ----------           ----------
Financing cash flows, net                                                     790,180             516,401              383,201
                                                                           ----------          ----------           ----------

Net change in cash and cash equivalents                                        80,324             (16,447)              48,718
Cash and cash equivalents at beginning of period                              291,369             307,816              259,098
                                                                           ----------          ----------           ----------
Cash and cash equivalents at end of period                                  $ 371,693           $ 291,369            $ 307,816
                                                                           ==========          ==========           ==========

CASH FLOWS - SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
    Interest                                                                $  89,715           $  62,421            $  47,417
                                                                           ==========          ==========           ==========
    Income taxes                                                            $  15,605           $  17,619            $  17,219
                                                                           ==========          ==========           ==========
Non-cash transactions:
    Additions to other real estate owned                                    $       -           $     450            $   1,723
                                                                           ==========          ==========           ==========
    Transfer of appreciated securities to
     Greater Bay Bancorp Foundation                                         $     560           $   1,341            $       -
                                                                           ==========          ==========           ==========

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1999, 1998 And 1997

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Nature of Operations

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company" on a consolidated basis) is a bank holding company operating Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mt. Diablo National Bank ("MDNB"), Mid-Peninsula Bank ("MPB") and Peninsula Bank of Commerce ("PBC"). The Company also owns GBB Capital I and GBB Capital II, both of which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 27 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Walnut Creek, and Watsonville.

     All of the Company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers had been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Greater Bay and its wholly owned subsidiaries, BAB, BBC, CCB, CNB, Golden Gate, MDNB, MPB, PBC, GBB Capital I and GBB Capital II and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1999 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.


Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Years Ended December 31, 1999, 1998 And 1997

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Funds sold and agency securities with original maturities of less than ninety days. Generally, Federal Funds are sold for one-day periods. As discussed in Note 7, PBC holds $111.1 million in one demand deposit account whose funds are comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this special deposit (the "Special Deposit") will remain with PBC, management has invested a significant portion of the proceeds in agency securities with maturities of less than 90 days. These securities have been classified as cash and equivalents. BAB, BBC, CCB, CNB, Golden Gate, MDNB, MPB and PBC are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 1999, the required combined reserves totaled approximately $4.5 million.

Investment Securities

     The Company classifies its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities classified as held to maturity are reported at amortized cost; available for sale securities are reported at fair value with net unrealized gains and losses reported (net of taxes) as a component of shareholders' equity. The Company does not have any trading securities.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Required investments in Federal Reserve Bank and Federal Home Loan Bank stocks for the Banks are recorded at cost.

Years Ended December 31, 1999, 1998 And 1997

Loans

     Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

     Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed and amortization of deferred loan fees is discontinued. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

     When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.


Sale and Servicing of Small Business Administration ("SBA") Loans

     The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

     Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method.

Allowance for Loan Losses

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), on January 1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, 1) the present value of expected cash flows at the loan's effective interest rate, 2) the loan's observable market price, or 3) the fair value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage, consumer installment loans and certain small business loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

Years Ended December 31, 1999, 1998 And 1997

     The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors.

     Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.


Other Real Estate Owned

     Other real estate owned ("OREO") consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.


Property, Premises and Equipment

     Property, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is determined by asset classification, as follows:

     Buildings                       40 years
     Building improvements           10 years
     Furniture and fixtures           7 years
     Automobiles                      5 years
     Computer equipment           2 - 5 years
     Other equipment              2 - 7 years

     Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset, which is generally 10 years.

Income Taxes

     Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Years Ended December 31, 1999, 1998 and 1997

Derivatives and Hedging Activities

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective October 1, 1998. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect-type adjustment of $1.1 million in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. There were no net gains or losses on derivatives that had been previously deferred or gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items.

     All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item;
(2) the derivative expires or is sold, terminated, or exercised; or (3) management determines that designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. All gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings upon the discontinuance of hedge accounting.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:

                                                                   Accumulated
                                                                      Other
                                    Unrealized Gains    Cash Flow  Comprehensive
(Dollars in thousands)                on Securities       Hedges   Income (Loss)
--------------------------------------------------------------------------------
Balance - December 31, 1997          $    910            $    -     $    910
  Other comprehensive income 1998         116              (677)        (561)
                                    --------------------------------------------
Balance - December 31, 1998             1,026              (677)         349
  Other comprehensive income 1999     (10,585)            2,181       (8,404)
                                    --------------------------------------------
Balance - December 31, 1999          $ (9,559)           $1,504     $ (8,055)
                                    ============================================

Years Ended December 31, 1999, 1998 and 1997

Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2-MERGER

Completed Mergers

     On May 18, 2000, Coast Bancorp, the holding company of Coast Commercial Bank ("CCB"), a California state chartered bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate of approximately 3,070,000 shares of Greater Bay's stock. The stock was issued to Coast Bancorp's shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis.

     On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of Mt. Diablo National Bank ("MDNB"), merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 1,395,499 shares of Greater Bay's stock. The stock was issued to MD Bancshares' shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis.

     On October 15, 1999, Bay Commercial Services ("BCS"), the parent of Bay Bank of Commerce, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BCS were converted into an aggregate of 907,240 shares of Greater Bay's stock. The stock was issued to former BCS shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 21, 1999, Bay Area Bancshares ("BA Bancshares"), the former holding company of Bay Area Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BAB were converted into an aggregate of 1,399,321 shares of Greater Bay's stock. The stock was issued to former BA Bancshares shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On August 31, 1998, Pacific Business Funding Corporation ("PBFC"), an asset-based specialty finance company, merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBFC were converted into an aggregate of 298,000 shares of Greater Bay's stock. The stock was issued to former PBFC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 8, 1998, Pacific Rim Bancorporation ("PRB"), the former holding company of Golden Gate, merged with and into a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 950,748 shares of Greater Bay's stock. The stock was issued to former PRB's sole shareholder in a tax-free exchange accounted for as a pooling-of-interests.

Years Ended December 31, 1999, 1998 And 1997

     On December 23, 1997, PBC merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBC were converted into an aggregate of 1,328,000 shares (as adjusted to reflect the 2-for-1 stock split) of Greater Bay's stock. The stock was issued to former PBC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

Pending Mergers (unaudited)

     On January 26, 2000, Greater Bay, Bank of Santa Clara ("BSC") and GBB Merger Corp. signed a definitive agreement for a merger between BSC and GBB Merger Corp., as a result of which BSC will become a wholly owned subsidiary of Greater Bay. The agreement provides for BSC shareholders to receive approximately 2,017,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000 subject to regulatory and shareholder approvals. As of and for the year ended December 31, 1999, BSC had $20.0 million in net interest income, $6.9 million in net income, $326.9 million in assets, $293.7 million in deposits and $31.4 million in shareholders' equity.

     On March 21, 2000, Greater Bay, Bank of Petaluma ("BOP") and DKSS Corp. signed a definitive agreement for a merger between BOP and DKSS, as a result of which BOP will become a wholly owned subsidiary of Greater Bay. The agreement provides for BOP shareholders to receive approximately 990,000 shares of Greater Bay stock subject to certain adjustments based on movements in the Company's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the fourth quarter of 2000 subject to BOP's shareholders and regulatory approvals. As of and for the year ended December 31, 1999, BOP had $8.6 million in net interest income, $2.3 million in net income, $194.7 million in assets, $162.2 million in deposits and $14.9 million in shareholder's equity.

Years Ended December 31, 1999, 1998 And 1997

     The following table sets forth the separate results of operations for Greater Bay, BA Bancshares, BCS, PBFC, PRB, MD Bancshares and Coast Bancorp for the periods indicated:

Year ended December 31,
(Dollars in thousands)           Net Interest Income    Net Income
--------------------------------------------------------------------
                                             (Dollars in thousands)
     1999
     ----
Greater                                 $103,732          $27,711
MD Bancshares                             10,009            2,827
Coast Bancorp                             20,028            6,939
                                        --------          -------
  Combined                              $133,769          $37,477
                                        ========          =======

     1998
     ----
Greater Bay                             $ 65,448          $16,578
BA Bancshares                              8,170            2,365
Bay Commercial Services                    6,107            1,215
                                        --------          -------
  Subtotal                                79,725           20,158
MD Bancshares                              7,363            1,396
Coast Bancorp                             17,363            6,161
                                        --------          -------
  Combined                              $104,451          $27,715
                                        ========          =======

     1997
     ----
Greater Bay                             $ 47,776          $10,013
PRB                                        4,750              996
PBFC                                       1,942              610
BA Bancshares                              6,781            1,805
Bay Commercial Services                    5,389            1,061
                                        --------          -------
  Subtotal                                66,638           14,485
MD Bancshares                              4,295              714
Coast Bancorp                             15,183            5,155
                                        --------          -------
  Combined                              $ 86,116          $20,354
                                        ========          =======

     Assuming the acquisitions of MD Bancshares, Coast Bancorp, BSC and BOP had been completed at December 31, 1999, Greater Bay would have had, on a pooled basis, 1999 proforma net interest income of $162.4 million and net income, on a pooled basis, of $44.1 million.

     In all mergers, certain reclassifications were made to conform to the Company's financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth the composition of the operations of the Company and BCS, BA Bancshares, PBC, PBFC, PRB and MD Bancshares for the periods indicated.

                               Coast Bancorp          MD Bancshares             BCS              BA Bancshares          PBFC
                            Twelve Months ended    Twelve months ended   Nine months ended     Three months ended  Six months ended
(Dollars in thousands)       December 31, 1999      December 31, 1999    September 30, 1999      March 31, 1999     June 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
Net interest income:
  Greater Bay Bancorp           $  113,741              $  103,732           $  68,498              $  18,360           $  30,077
  Acquired Entity                   20,028                  10,009               2,007                  2,180               1,154
                               -----------             -----------          ----------             ----------          ----------
   Combined                     $  133,769              $  113,741           $  70,505              $  20,540           $  31,231
                               ===========             ===========          ==========             ==========          ==========

Net income:
  Greater Bay Bancorp           $   30,538              $   27,711           $  17,033              $   5,058           $   6,628
  Acquired Entity                    6,939                   2,827                 486                    644                 344
                               -----------             -----------          ----------             ----------          ----------
   Combined                     $   37,477              $   30,538           $  17,519              $   5,702           $   6,972
                               ===========             ===========          ==========             ==========          ==========

                                     PRB                   PBC
                              Three months ended     Nine months ended
(Dollars in thousands)          March 31, 1998       September 30, 1997
------------------------------------------------------------------------
Net interest income:
  Greater Bay Bancorp             $   13,366            $   27,922
  Acquired Entity                      1,285                 6,851
                                 -----------           -----------
   Combined                       $   14,651            $   34,773
                                 ===========           ===========

Net income:
  Greater Bay Bancorp             $    3,646            $    6,097
  Acquired Entity                         60                 2,573
                                 -----------           -----------
   Combined                       $    3,706            $    8,670
                                 ===========           ===========

     There were no significant transactions between the Company and any of the acquired entities prior to the mergers. All intercompany transactions have been eliminated.

Years Ended December 31, 1999, 1998 and 1997

NOTE 3-INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities is summarized below:

                                                                    Gross             Gross
As of December 31, 1999                          Amortized        Unrealized        Unrealized          Fair
(Dollars in thousands)                             Cost              Gains            Losses           Value
--------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                     $  19,087        $        -        $     (249)      $  18,838
   U.S. agency notes                                28,848                 7              (886)         27,969
   Mortgage-backed securities                      247,223                96            (8,053)        239,264
   Tax-exempt securities                            55,690                82            (3,395)         52,379
   Corporate securities                            115,819                 -           (11,979)        103,840
                                                 -------------------------------------------------------------
      Total securities available for sale          466,667               185           (24,562)        442,290
                                                 -------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                           500                 -                 -             500
   U.S. agency notes                                29,482                 -              (667)         28,815
   Mortgage-backed securities                       59,524                28            (2,018)         57,534
   Tax-exempt securities                            52,219               123            (2,710)         49,632
                                                 -------------------------------------------------------------
      Total securities held to maturity            141,725               151            (5,395)        136,481
                                                 -------------------------------------------------------------

Other securities                                    15,775             8,143                 -          23,918
                                                 -------------------------------------------------------------
            Total investment securities          $ 624,167        $    8,479        $  (29,957)      $ 602,689
                                                 =============================================================


                                                                     Gross             Gross
As of December 31, 1998                          Amortized        Unrealized        Unrealized          Fair
(Dollars in thousands)                             Cost              Gains            Losses           Value
--------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                     $  24,665        $       82        $      (27)      $  24,720
   U.S. agency notes                                48,213                47                (8)         48,252
   Mortgage-backed securities                      222,359             1,793              (147)        224,005
   Tax-exempt securities                            52,581             1,006                 -          53,587
   Corporate securities                             69,774               110            (1,121)         68,763
                                                 -------------------------------------------------------------
      Total securities available for sale          417,592             3,038            (1,303)        419,327
                                                 -------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                         1,764                 2                (2)          1,764
   U.S. agency notes                                28,495                22               (58)         28,459
   Mortgage-backed securities                       37,967               174              (207)         37,934
   Tax-exempt securities                            33,882             1,004               (15)         34,871
                                                 -------------------------------------------------------------
      Total securities held to maturity            102,108             1,202              (282)        103,028
                                                 -------------------------------------------------------------

Other securities                                     8,090                 -                 -           8,090
                                                 -------------------------------------------------------------
            Total investment securities          $ 527,790        $    4,240        $   (1,585)      $ 530,445
                                                 =============================================================

Years Ended December 31, 1999, 1998 and 1997

    The following table shows amortized cost and estimated fair value of the Company's investment securities by year of maturity as of December 31, 1999.

                                                           2001         2005
                                                         Through      Through       2010 and
(Dollars in thousands)                        2000         2004         2009       Thereafter       Total
-----------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                $  5,125     $ 13,962     $      -     $        -     $  19,087
   U.S. agency notes (1)                       1,254       17,812        9,782              -        28,848
   Mortgage-backed securities (2)              1,268        6,882        6,993        232,080       247,223
   Tax-exempt securities                         891        7,775        8,933         38,091        55,690
   Corporate securities                          996            -            -        114,823       115,819
                                            ---------------------------------------------------------------
      Total securities available for sale      9,534       46,431       25,708        384,994       466,667
                                            ---------------------------------------------------------------
   Fair value                               $  9,483     $ 46,365     $ 24,966     $  361,476     $ 442,290
                                            ---------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                     500            -            -              -           500
   U.S. agency notes (1)                       2,000       23,993        3,490              -        29,483
   Mortgage-backed securities (2)                 75        2,082        9,082         48,285        59,524
   Tax-exempt securities                         996        3,130       11,670         36,422        52,218
                                            ---------------------------------------------------------------
      Total securities held to maturity        3,571       29,205       24,242         84,707       141,725
                                            ---------------------------------------------------------------
   Fair value                                  3,564       28,616       24,024         80,277       136,481
                                            ---------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities              $ 13,105     $ 75,636     $ 49,950     $  469,701     $ 608,392
                                            ---------------------------------------------------------------
   Total fair value                         $ 13,047     $ 74,981     $ 48,990     $  441,753     $ 578,771
                                            ---------------------------------------------------------------
   Weighted average yield-total portfolio       5.55%        5.95%        6.59%          7.19%         6.87%

     Investment securities with a carrying value of $305.1 million and $184.5 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 1999 and 1998, respectively.

     Other securities includes unsold shares received through the exercise of warrant received from clients, equity securities received in settlement of loans and, investments in the FRB and the FHLB are required in order to maintain membership and support activity levels.

     Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1999, 1998 and 1997 are presented below:

Years Ended December 31, 1999, 1998 and 1997

(Dollars in thousands)                          1999             1998               1997
------------------------------------------------------------------------------------------
Proceeds from sale of
  available for sale
  securities (1)                              $ 30,141         $ 231,825          $ 21,147
Available for sale
  securities-gains (losses) (2)               $     33        $     395          $    (18)

(1) Proceeds from the sale of available for sale securities excludes $15.3 million related to the sale of equity securities classified as available for sale which were acquired through the execution of a warrant received from clients.
(2) Warrant income includes additional gains of $21.2 million related to equity securities classified as available for sale which were acquired through the execution of warrants received from clients.


NOTE 4--LOANS AND ALLOWANCE FOR LOAN LOSSES

     The following summarizes the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                           1999         1998         1997
---------------------------------------------------------------------------------
Balance, January 1                            $  29,831     $ 23,563     $ 16,308
  Provision for loan losses (1)                  15,809        7,642        9,342
  Loan charge-offs                               (2,914)      (1,936)      (2,382)
  Recoveries                                      1,421          562          295
                                              -----------------------------------
Balance, December 31                          $  44,147     $ 29,831      $23,563
                                              ===================================

(1) Includes $2.7 million and $183,000, and $1.4 million of charges in 1999, 1998 and 1997, respectively, to conform accounting practices for the Banks' reserve methodologies and is included in merger and related nonrecurring costs in the consolidated statements of operations

Years Ended December 31, 1999, 1998 and 1997

          The following table sets forth nonperforming loans as of December 31, 1999, 1998 and 1997. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans totaled $418,000, $176,000, and $590,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on the nonperforming loans approximated $291,000, $80,000, and $206,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(Dollars in thousands)                 1999         1998         1997
-----------------------------------------------------------------------
Nonaccrual loans                     $  5,516     $  3,226     $  4,292
Accruing loans past
  due 90 days or more                      51            -          158
Restructured loans                        807          796        1,533
                                   ------------------------------------
Total nonperforming loans            $  6,374     $  4,022     $  5,983
                                   ====================================


          At December 31, 1999 and 1998, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $1.4 million and $2.5 million, respectively, with corresponding valuation allowances of $365,000 and $802,000 respectively. For the years ended December 31, 1999 and 1998, the average recorded investment in impaired loans was approximately $1.0 million and $4.2 million, respectively. The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1999, 1998 and 1997.

          The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000, $16,000 and $82,000 for the years ended December 31, 1999, 1998 and 1997. Foregone interest income, which totaled $0, $11,000 and $10,000 for the years ended December 31, 1999, 1998 and 1997 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

Years Ended December 31, 1999, 1998 and 1997

NOTE 5--OTHER REAL ESTATE OWNED

          At December 31, 1999 and 1998, other real estate owned ("OREO") consisted of properties acquired through foreclosure with a carrying value of $271,000 and $966,000 million, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

          The following summarizes OREO operations, which are included in operating expenses, for the years ended December 31, 1999, 1998 and 1997.


(Dollars in thousands)                     1999        1998        1997
-----------------------------------------------------------------------
Real estate operations, net              $   50      $   24      $  213
Gain on sale of other real
estate owned                                (37)        133        (124)
Provision for estimated losses                -           -          54
                                     ----------------------------------
Net loss from other real
  estate operations                      $   13      $  157      $  143
                                     ==================================


NOTE 6--PROPERTY, PREMISES AND EQUIPMENT

          Property, premises and equipment at December 31, 1999 and 1998 are composed of the following:

(Dollars in thousands)                                   1999           1998
-----------------------------------------------------------------------------

Land                                                $   1,754      $   2,301
Buildings and premises                                  4,860          4,901
Leasehold improvements                                 13,819          9,193
Furniture and equipment                                25,211         22,305
Automobiles                                               424            457
                                                   -------------------------
   Total                                               46,068         39,157
Accumulated depreciation
   and amortization                                   (20,196)       (18,575)
                                                   -------------------------
   Premises and equipment, net                      $  25,872      $  20,582
                                                   =========================

          Depreciation and amortization amounted to $4.8 million, $3.4 million and $3.2 million for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

          During 1999, the Company sold bank premises with a carrying value of $2,637,000 for $4,978,000 in a sale-lease back transaction. The Company recognized a pre-tax gain of $535,000 on the transaction. Gains of $1,806,000 have been deferred and will be recognized over the 10 year and 5 year terms of the Company's leases.

Years Ended December 31, 1999, 1998 and 1997

NOTE 7--DEPOSITS

     Deposits as of December 31, 1999 and 1998 are as follows:

(Dollars in thousands)                        1999         1998
------------------------------------------------------------------

Demand, noninterest-bearing             $    598,428   $   455,721
MMDA, NOW and Savings                      1,628,128     1,182,342
Time certificates, $100,000 and over         474,913       270,522
Other time certificates                      105,530       130,532
                                       ---------------------------
   Total deposits                       $  2,806,999   $ 2,039,117
                                       ===========================


         The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1999.

                                                                  December 31, 1999
                                      --------------------------------------------------------------------------
                                                                    Seven to    One to      More
                                       Three months   Four to six    twelve      three      than
(Dollars in thousands)                   or less        months       months      years    three years   Total
----------------------------------------------------------------------------------------------------------------
Time deposits, $100,000 and over          $  366,209    $   70,299   $  32,763  $  5,392    $   250   $  474,913
Other time deposits                           51,714        30,689      15,626     7,314        187      105,530
                                      --------------------------------------------------------------------------
   Total                                  $  417,923    $  100,988   $  48,389  $ 12,706    $   437   $  580,443
                                      ==========================================================================


          At December 31, 1999 and 1998, the Company held $111.1 million and $89.6 million, respectively from a single depositor on which the Company earned a spread of 3.1% and 2.25%, respectively. Due to the uncertainty of the time the deposit will remain outstanding, management has invested a significant portion in agency securities with maturities of less than 90 days.


NOTE 8--COMPANY OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

          GBB Capital I and GBB Capital II (the "Trusts") are Delaware business trusts wholly-owned by Greater Bay and were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures ("TPS"). The TPS are individually described below. Interest on the TPS are payable quarterly and is deferrable, at the option of the Company, for up to five years. Following the issuance of each TPS, the Trusts used the proceeds from the TPS offerings to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of Greater Bay. The Debentures bear the same terms and interest rates as the related TPS. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trusts. Under applicable regulatory guidelines, a portion of the TPS will qualify as Tier I capital, and the remaining portion will qualify as Tier II capital.

Years Ended December 31, 1999, 1998 and 1997

         On March 30, 1997, GBB Capital I completed a public offering of 800,000 shares of 9.75% Cumulative Trust Preferred Securities ("TPS I") in an aggregate amount of $20 million. The TPS I accrue interest at an annual rate of 9.75% on the $20 million liquidation amount of $25 per share of TPS I. The TPS I are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of April 1, 2027 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after April 1, 2002, in whole at any time or in part from time to time.

         On August 12, 1998, GBB Capital II completed an offering of 30,000 shares of Floating Rate Trust Preferred Securities, Series A ("the Series A Securities") in an aggregate amount of $30 million. The Series A Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. In November 1998, the Company, through GBB Capital II, completed an offer to exchange the Series A Securities for a like amount of its registered Floating Rate Trust Preferred Securities, Series B ("TPS II"). The exchange offer was conducted in accordance with the terms of the initial issuance of the Series A Securities. The TPS II accrue interest at a variable rate of interest, initially at 7.1875%, on the liquidation amount of $1,000 per share of TPS II. The interest rate resets quarterly and is equal to 3-month LIBOR plus 150 basis points. As part of this transaction, the Company concurrently entered into an interest rate swap to fix the cost of the offering at 7.55% for 10 years (see note 10). The TPS II are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part from time to time.

         The total amount of TPS outstanding at December 31, 1999 and 1998 was $50 million and the dividends paid on TPS was $4.3 million, $2.8 million and $1.5 million in 1999, 1998 and 1997, respectively.

Years Ended December 31, 1999, 1998 and 1997


NOTE 9--BORROWINGS

          Other borrowings are detailed as follows:

(Dollars in thousands)                                           1999           1998
-------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      Securities sold under agreements
         to repurchase                                     $   55,100      $  17,135
      Other short term notes payable                            1,500          1,760
      Advances under credit lines                               7,000            500
                                                          --------------------------
            Total short term borrowings                        63,600         19,395
                                                          --------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                         10,000         50,000
      FHLB advances                                            27,000         22,000
      Promissory notes                                              -          2,450
                                                          ---------------------------
            Total other long term borrowings                   37,000         74,450
                                                          ---------------------------
Total other borrowings                                     $  100,600      $  93,845
                                                          ===========================

Subordinated notes                                         $        -      $   3,000
                                                          ---------------------------
Total subordinated debt                                    $        -      $   3,000
                                                          ===========================

          During the years ended December 31, 1999 and 1998, the average balance of securities sold under short term agreements to repurchase was $20.5 million and $31.4 million, respectively, and the average interest rates during those periods were 5.64% and 5.17%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

          During the years ended December 31, 1999 and 1998, the average balance of federal funds purchased was $186,302 and $428,554, respectively, and the average interest rates during those periods were 5.29% and 5.35%, respectively. There were no such balances outstanding at December 31, 1999 or 1998.

          The Company has sold securities under long term agreements to repurchase which mature in the year 2003 and have an average interest rate of ____%. The counterparties to these agreements have put options which give them the right to demand early repayment.

          The FHLB advances will mature in the year 2003 and have an average interest rate of 5.43%. The advances are collateralized by securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put option which gives it the right to demand early repayment beginning in 1999.

          The short term notes payable, which bore an interest rate of 13.76% and provided for maturity on April 15, 2000, were issued to PBFC's officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The Company redeemed these notes in January 1999.

Years Ended December 31, 1999, 1998 and 1997

         On March 15, 1999 the Company redeemed the $3.0 million in subordinated debt issued in 1995. The Company paid a premium of $150,000 ($88,000 net of tax) on the pay off of the debt. The premium was recorded, net of taxes, as an extraordinary item in March 1999.

NOTE 10 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         The Company currently uses a single interest-rate swap to convert its floating-rate debt (the TPS II) to fixed rates. This swap was entered into concurrently with the issuance of the debt being hedged. This swap is accounted for as a cash flow hedge under SFAS No. 133. This swap possesses a term equal to the non-callable term of the debt, with a fixed pay rate and a receive rate indexed to rates paid on the debt and a notional amount equal to the amount of the debt being hedged. As the specific terms and notional amount of the swap exactly match those of the debt being hedged the Company meets the "no ineffectiveness" criteria of SFAS No. 133. As such the swap is assumed to be 100% effective and all changes in the fair value of the hedge are recorded in other comprehensive income with no impact on the income statement for any ineffective portion. As of December 31, 1999, the unrealized gain on the cash flow hedge was $1,528,000, net of income taxes, which was included in the balance of accumulated other comprehensive income. The floating rate TPS II combined with the cash flow hedge created a synthetic fixed rate debt instrument. The unrealized gain on the cash flow hedge approximated the unrealized gain the Company would have incurred if it had issued a fixed rate debt instrument. Under current accounting practices, as required by SFAS No. 133, the Company was required to record the unrealized gain on the synthetic fixed rate debt instrument, but it would not have been required to record an unrealized gain if it had issued fixed rate debt.

         The notional amount of the swap is $30.0 million with a term of 10 years expiring on September 15, 2008. The Company intends to use the swap as a hedge of the related debt for 10 years. The periodic settlement date of the swap results in the reclassifying as earnings the gains or losses that are reported in accumulated comprehensive income. For the year ended December 31, 1997, the Company did not have any derivative instruments.

         The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.


NOTE 11--INCOME TAXES

         Income tax expense was comprised of the following for the years ended December 31, 1999, 1998 and 1997:

(Dollars in thousands)                                 1999         1998           1997
---------------------------------------------------------------------------------------
Current:
   Federal                                       $   19,686     $ 13,831      $  12,635
   State                                              6,404        4,736          3,995
                                                 --------------------------------------
Total current                                        26,090       18,567         16,630
                                                 --------------------------------------

Deferred:
   Federal                                           (6,199)      (2,766)        (3,273)
   State                                             (1,690)        (714)        (1,120)
   Reduction of tax due to utilization
    of NOL                                                -            -             11
                                                 --------------------------------------
Total deferred                                       (7,889)      (3,480)        (4,382)
                                                 --------------------------------------
Total expense                                    $   18,201     $ 15,087      $  12,248
                                                 ======================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended December 31, 1999, 1998 and 1997

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 are as follows:

                                                  Years Ended December 31,
                                              ----------------------------
(Dollars in thousands)                                  1999          1998
--------------------------------------------------------------------------
Allowance for loan losses                         $   14,627     $  10,133
Unrealized losses on securities                        9,357          (218)
State income taxes                                     4,121         2,658
Deferred compensation                                  2,903         2,291
Accumulated depreciation                                 563           369
Net operating losses                                      14           159
Purchase allocation adjustments                            8            22
Other                                                   (124)         (874)
                                                --------------------------
Net deferred tax asset                            $   31,469     $  14,540
                                                ==========================


         Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 1999 based upon the Company's recoverable taxes from prior carryback years, and its current level of operating income.

         At December 31, 1999, the Company had a federal tax net operating loss carryforward of approximately $40,000 expiring in the beginning of the year 2010.

         Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

         A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 1999, 1998 and 1997:

                                                            Years Ended December 31,
                                             ---------------------------------------------
(Dollars in thousands)                                  1999          1998           1997
------------------------------------------------------------------------------------------
Statutory federal tax rate                             35.0%         35.0%          35.0%
California franchise tax
   expense, net of federal
   income tax benefit                                   5.4%          6.1%           6.2%
                                             ---------------------------------------------
                                                       40.4%         41.1%          41.2%
Tax exempt income                                      -2.3%         -2.2%          -1.7%
Contribution of appreciated securities                 -4.9%         -1.1%           0.0%
Non-deductible merger
    costs                                               0.2%          0.7%           1.5%
Other, net                                             -0.8%         -3.3%          -3.4%
                                             ---------------------------------------------
Effective income tax rate                              32.6%         35.2%          37.6%
                                             =============================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended December 31, 1999, 1998 and 1997

NOTE 12--OTHER INCOME AND OPERATING EXPENSES

         Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. Occupancy costs for the years ended December 31, 1999, 1998 and 1997 were $8.6 million, $7.2 million and $6.1 million, respectively.

         Merger and other related nonrecurring costs for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:

(Dollars in thousands)                                     1999         1998         1997
------------------------------------------------------------------------------------------
Financial advisory and professional fees             $    1,627     $  1,101     $  1,083
Charges to conform accounting practices                   2,745          183        1,350
Other costs                                               5,959        1,377          900
                                                ------------------------------------------
   Total                                             $   10,331     $  2,661     $  3,333
                                                ==========================================

         Other costs include severance and other compensation expenses, charges for the write-off of assets retired as a result of the merger, and other expenses including printing costs and filing fees.

Years Ended December 31, 1999, 1998 and 1997

         Other expenses for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:

(Dollars in thousands)                                     1999         1998         1997
------------------------------------------------------------------------------------------
Telephone, postage and supplies                      $    3,081     $  2,744     $  2,298
Legal and other professional fees                         2,795        2,979        3,077
Marketing and promotion                                   2,277        2,128        2,136
Client services                                           2,047        1,504        1,087
Data processing                                           1,512          986        1,004
Directors fees                                              952        1,174        1,132
Insurance                                                   630          558          523
FDIC insurance and regulatory
  assessments                                               618          504          450
Other real estate owned                                      13          129          211
Other                                                     6,413        6,409        5,017
                                                ------------------------------------------
                                                     $   20,338     $ 19,115     $ 16,935
                                                ==========================================

         To support the Greater Bay Bancorp Foundation (the "Foundation"), the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded $12.2 million in 1999 and $1.3 million in 1998 of expense for the contribution to the Foundation, which is included in operating expenses.

         In July 1995, the Company settled a lawsuit of $1.1 million, net of tax. The Company recovered those losses through insurance coverage for this settlement in 1997. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense as a charge to 1995 earnings, and the associated recovery in 1997 as a recovery to earnings.

NOTE 13--EMPLOYEE BENEFIT PLANS

Stock Option Plan

         On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan"), to increase by 912,652 the number of shares of Greater Bay stock issuable under the Bancorp Plan. This was done to accommodate the increased number of eligible employees as a result of the merger with PBC.

         Under the terms of the respective mergers, all stock option plans of BAB, BBC and MDNB were terminated at the time of merger and all outstanding options from these plans were assumed by the Bancorp Plan. The CCB Stock Option Plan was assumed by the company. Outstanding options from the CCB plan of 189,798 (converted at a ratio of .6338), options outstanding from the MDNB plan of 72,714 (converted at a ratio of 0.9532), outstanding options from the BAB plan of 29,834 shares (converted at a ratio of 1.38682) and outstanding options from the BBC plan of 108,318 shares (converted at a ratio of 0.6833) were assumed by the Bancorp Plan.

         Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and generally vests over a five year period.

Years Ended December 31, 1999, 1998 and 1997

         At December 31, 1999 the total authorized shares issuable under the Bancorp Plan was approximately 2,279,000 shares and the number of shares available for future grants was approximately 110,000 shares.

Stock-Based Compensation

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and net income per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1997 and has elected to adopt the disclosure provisions of this statement.

         At December 31, 1999, the Company had one stock option plan, which is described above. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting the Bancorp Plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below:

                                                               December 31,
                                                  ----------------------------------------
(Dollars in thousands, except per share amounts)      1999         1998          1997
------------------------------------------------------------------------------------------
Net income:
   As reported                                      $   37,477   $    27,715   $   20,354
   Pro forma                                            34,684        25,755       19,473

Basic net income per share
   As reported                                      $     2.29    $     1.75   $     1.34
   Pro forma                                              2.12          1.63         1.28

Diluted net income per share
   As reported                                      $     2.17    $     1.63   $     1.25
   Pro forma                                              2.01          1.52         1.18

Years Ended December 31, 1999, 1998 and 1997

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999, 1998 and 1997, respectively; dividend yield of 1.5%, 1.75% and 1.8%; expected volatility of 29.69%, 39.84% and 22.9%;
risk free rates of 6.29%, 4.54% and 6.3%. The weighted average expected life is 5 years. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

         A summary of the Company's stock option plan as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                                                          1999                              1998
                                                  ----------------------------------------------------------------
                                                                  Weighted                           Weighted
                                                    Shares         Average              Shares        Average
                                                    (000's)     Exercise Price          (000's)   Exercise Price
------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                       2,335    $    16.95               1,963    $      10.94
Granted                                                  697         37.30                 687           30.19
Exercised                                               (292)        10.02                (284)           7.49
Forfeited                                                (71)        25.12                 (32)          16.38
                                                  ----------------------------------------------------------------
Outstanding at end of year                             2,669         22.80               2,335           16.95
                                                  ----------------------------------------------------------------
Options exercisable at year-end                        1,183         12.47               1,132            9.11
                                                  ----------------------------------------------------------------
Weighted average fair value of options
   granted during the year                                       $   12.16                        $      12.09
                                                                 ---------                        ----------------

                                                                 1997
                                                    --------------------------------
                                                                     Weighted
                                                         Shares       Average
                                                        (000's)    Exercise Price
                                                   ---------------------------------
Outstanding at beginning of year                          1.623    $     7.27
Granted                                                     563         18.48
Exercised                                                  (194)         5.07
Forfeited                                                   (29)         7.76
                                                   ---------------------------------
Outstanding at end of year                                1,963         10.99
                                                   ---------------------------------

Options exercisable at year-end                           1,135          7.45
                                                   ---------------------------------
Weighted average fair value of options
   granted during the year                                         $     6.75
                                                                   -----------------

         The following table summarizes information about stock options outstanding at December 31, 1999 (as adjusted for the 2-for-1 stock split).

                                          Options Outstanding                                        Options Exercisable
                  --------------------------------------------------------------------        -----------------------------------
                    Number                                                                       Number
Exercise          Outstanding           Weighted Average        Weighted Average              Exercisable      Weighted Average
Price Range        (000's)               Exercise Price       Remaining Life (years)            (000's)          Exercise Price
--------------------------------------------------------------------------------------        -----------------------------------
$3.06 - $5.25        118                 $  3.93                   3.11                         107               $  4.31
$5.30 - $9.38        646                    7.29                   4.84                         516                  7.03
$10.22 - $17.58      380                   13.14                   6.92                         321                 12.32
$21.13 - $29.50      429                   25.62                   7.94                         147                 25.43
$29.56 - $35.03      504                   33.49                   8.96                          90                 33.58
$35.88 - $40.81      592                   38.50                   9.96                           1                 39.50

401(k) Savings Plan

         The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees' contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment.

         For the years ended December 31, 1999, 1998 and 1997, the Company contributed $1.2 million, $939,000 and $741,000, respectively to the 401(k) plan.

Years Ended December 31, 1999, 1998 and 1997

Employee Stock Purchase Plan

         The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 461,869 shares. Under the plan the purchase price is 85% of the lower of the fair value at the beginning or end of each three month offering period. During 1999, employees purchased 41,651 shares of common stock for an aggregate purchase price of $1,031,000 compared to the purchase of 29,670 shares of common stock for an aggregate purchase price of $656,000 in 1998 and 30,320 shares of common stock for an aggregate purchase price of $347,000 in 1997. There were 262,993 shares remaining in the plan available for purchase by employees at December 31, 1999.

         All share amounts have been restated to reflect the 2-for-1 stock split declared to shareholders of record as of April 30, 1998.

Supplemental Employee Compensation Benefits Agreements

         The Company has entered into supplemental employee compensation benefits agreements with certain executive and senior officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during their life for a period of up to 15 to 20 years after the employee's disability or retirement, benefits as defined in each specific agreement. The agreement also provides for a death benefit for the employee. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. The related accumulated accrued liability of at December 31, 1999 and 1998 is approximately $3.7 million and $2.7 million, respectively. The actuarial assumptions used for determining the present value of the projected benefit obligation include a 7% discount rate. Expenses accrued for this plan for the years December 31, 1999, 1998 and 1997 totaled $1.2 million, $601,000 and $575,000, respectively. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1999 and 1998, the Company's cash surrender value of these policies was approximately $50.9 million and $34.5 million, respectively and is included in other assets. The income recognized on these polices was $1.6 million, $1.0 million and $434,000 in 1999, 1998 and 1997, respectively, and is included in other income.

Deferred Compensation Plan

         Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the "Deferred Plan") that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 1999 and 1998, $1.9 million and $834,000, respectively, of deferred compensation under this plan is included in other liabilities in the accompanying consolidated balance sheets.

         Additionally, under deferred compensation agreements that were established at CCB and PBC prior to its merger with the Company, there was approximately $2.3 million and $2.3 million of deferred compensation which is included in other liabilities at December 31, 1999 and 1998, respectively.

Years Ended December 31, 1999, 1998 and 1997

Change in Control

         In the event of a change in control, the supplemental employee compensation benefits agreements with certain executive and senior officers may require the Company to make certain payments under those agreements. The Company also has plans in place which would require certain payments be made to any employee whose employment is terminated pursuant to a change in control. These potential liabilities are currently not recognized in the accompanying consolidated financial statements.

NOTE 14--RELATED PARTY TRANSACTIONS

         The Company has, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates. These transactions are entered into under terms and conditions equal to those entered into in arms length transactions and are made subject to approval by the Directors' Loan Committee and the Board of Directors of the Bank extending the credit. An analysis of total loans to related parties for the years ended December 31, 1999 and 1998 is shown below:

(Dollars in thousands)                          1999           1998
--------------------------------------------------------------------
Balance, January 1                        $   42,307      $  18,067
Additions
                                              21,414         38,369
Repayments
                                             (40,875)       (14,129)
                                      ------------------------------
Balance, December 31                      $   22,846      $  42,307
                                      ==============================
Undisbursed commitments,
   at year end                            $    9,129      $   7,302
                                      ==============================


NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

         The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all noncancelable operating leases as of December 31, 1999 are below:

(Dollars in thousands)
Years Ended December 31,
-----------------------------------------------------------
2000                                             $   4,954
2001                                                 5,218
2002                                                 4,227
2003                                                 2,339
2004                                                 1,994
Thereafter                                           9,756
                                                 ---------
Total                                            $  28,488
                                                 =========

Years Ended December 31, 1999, 1998 and 1997

         The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1999, 1998, and 1997 was $821,000, $923,000, and $1.1 million, respectively. Gross rental expense for the years ended December 31, 1999, 1998, and 1997 was $5.8 million, $4.6 million, and $4.2 million, respectively.

Other Commitments and Contingencies

         The Company occasionally receives warrants to acquire common stock from borrowers that are in the start-up or development phase as consideration for provided financing. As of December 31, 1999, the Company had a portion of its warrants and common stock of these clients in escrow with an approximate fair value of $2.8 million. These equity securities are being held in escrow for the Company's benefit pending resolution of certain contingencies. Although realization is not assured, Management believes it is more likely than not that this amount will be realized. The amount considered realizable could be reduced if stock prices of the companies fall.

         In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $884.2 million and $680.9 million and letters of credit were $56.4 million and $24.6 million, at December 31, 1999 and 1998, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1999, no losses are anticipated as a result of these commitments.

         Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $235.6 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

         Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

         In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 16 - SHAREHOLDERS' RIGHTS PLAN

         In 1998 Greater Bay adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

Years Ended December 31, 1999, 1998 and 1997

         In accordance with the plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

         The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common share; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

NOTE 17--REGULATORY MATTERS

         The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1999 and 1998 the Company and the Banks met all capital adequacy requirements to which they are subject.

Years Ended December 31, 1999, 1998 and 1997

     Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the FDIC or OCC categorized each of the Banks, with the exception of MDNB, as well-capitalized. To be categorized as well-capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the Banks. The Company and the Banks' actual 1999 and 1998 capital amounts and ratios are as follows:

                                                                                               To Be Well Capitalized
                                                                            For Capital        Under Prompt Corrective
As of December 31, 1999                               Actual             Adequacy Purposes        Action Provisions
                                              -------------------      -------------------     -----------------------
(Dollars in thousands)                         Amount       Ratio       Amount       Ratio       Amount        Ratio
-----------------------------------------------------------------      -------------------     -----------------------
Total Capital (To Risk Weighted Assets):
  Greater Bay Bancorp                         $ 291,885    10.95%      $ 213,249     8.00%                     N/A
  Bay Area Bank                                  15,104    10.50          11,511     8.00        $ 14,396      10.00%
  Bay Bank of Commerce                           12,004    10.12           9,484     8.00          11,856      10.00
  Coast Commercial Bank                          37,426    13.80          21,771     8.00          27,213      10.00
  Cupertino National Bank                        97,081    11.03          70,398     8.00          57,097      10.00
  Golden Gate Bank                               14,645    10.19          11,494     9.00          14,368      10.00
  Mid-Peninsula Bank                             65,923    10.02          52,656     8.00          65,820      10.00
  Mt. Diablo National Bank                       15,192     8.20          14,823     8.00          16,529      10.00
  Peninsula Bank of Commerce                     22,458    10.86          16,544     8.00          20,680      10.00

Tier 1 Capital (To Risk Weighted Assets):
  Greater Bay Bancorp                         $ 254,764     9.56%      $ 106,625     4.00%                     N/A
  Bay Area Bank                                  13,285     9.23           5,768     4.00        $  8,634       6.00%
  Bay Bank of Commerce                           10,507     8.86           4,742     4.00           7,113       6.00
  Coast Commercial Bank                          34,020    12.50          10,685     4.00          16,329       6.00
  Cupertino National Bank                        82,337     9.36          35,199     4.00          52,798       6.00
  Golden Gate Bank                               12,846     8.94           5,747     4.00           6,621       6.00
  Mid-Peninsula Bank                             57,692     6.77          26,328     4.00          39,492       6.00
  Mt. Diablo National Bank                       12,875     5.95           7,411     4.00          11,117       6.00
  Peninsula Bank of Commerce                     19,659     9.60           8,272     4.00          12,408       6.00

Tier 1 Capital Leverage (To Average Assets):
  Greater Bay Bancorp                         $ 254,764     8.02%      $ 126,160     4.00%                     N/A
  Bay Area Bank                                  13,265     7.60           6,915     4.00        $  8,519       5.00%
  Bay Bank of Commerce                           10,507     7.12           5,900     4.00           7,375       5.00
  Coast Commercial Bank                          34,020     9.40          14,538     4.00          16,172       5.00
  Cupertino National Bank                        82,337     8.05          40,896     4.00          51,120       5.00
  Golden Gate Bank                               12,846     6.56           7,844     4.00           9,805       5.00
  Mid-Peninsula Bank                             57,692     7.47          30,683     3.00          36,604       5.00
  Mt. Diablo National Bank                       12,875     7.76           7,828     4.00           9,785       5.00
  Peninsula Bank of Commerce                     19,859     7.32          10,847     4.00          13,559       5.00

                                                                                               To Be Well Capitalized
                                                                            For Capital        Under Prompt Corrective
As of December 31, 1999                               Actual             Adequacy Purposes        Action Provisions
                                              -------------------      -------------------     -----------------------
(Dollars in thousands)                         Amount       Ratio       Amount       Ratio       Amount        Ratio
-----------------------------------------------------------------      -------------------     -----------------------
Total Capital (To Risk Weighted Assets):
  Greater Bay Bancorp                         $ 231,970    12.39%      $ 146,073     8.00%                     N/A
  Bay Area Bank                                  15,800    13.77           9,179     8.00        $ 11,474      10.00%
  Bay Bank of Commerce                           11,817     9.50           9,976     8.00          12,470      10.00
  Coast Commercial Bank                          31,196    14.80          16,856     8.00          21,069      10.00
  Cupertino National Bank                        59,224    10.12          46,822     8.00          58,527      10.00
  Golden Gate Bank                               10,194    11.01           7,406     8.00           9,257      10.00
  Mid-Peninsula Bank                             47,111    11.51          32,747     8.00          40,863      10.00
  Mt. Diablo National Bank                       11,716     9.00          10,416     8.00          13,021      10.00
  Peninsula Bank of Commerce                     16,256    12.37          11,809     8.00          14,761      10.00

Tier 1 Capital (To Risk Weighted Assets):
  Greater Bay Bancorp                         $ 193,712    10.34%      $  73,036     4.00%                     N/A
  Bay Area Bank                                  14,385    12.52           4,590     4.00        $  6,886       6.00%
  Bay Bank of Commerce                           10,837     8.70           4,988     4.00           7,482       6.00
  Coast Commercial Bank                          26,549    13.60           8,246     4.00          12,642       6.00
  Cupertino National Bank                        48,645     8.35          23,411     4.00          35,116       6.00
  Golden Gate Bank                                9,036     9.76           3,703     4.00           5,554       6.00
  Mid-Peninsula Bank                             41,990    10.26          16,373     4.00          24,560       6.00
  Mt. Diablo National Bank                       10,115     7.77           5,208     4.00           7,912       6.00
  Peninsula Bank of Commerce                     16,408    11.12           5,904     4.00           8,857       6.00

Tier 1 Capital Leverage (To Average Assets):
  Greater Bay Bancorp                         $ 193,712     8.24%      $  92,359     4.00                      N/A
  Bay Area Bank                                  14,365    10.34           4,500     4.00        $  6,948       5.00%
  Bay Bank of Commerce                           10,837     7.90           5,620     4.00           6,901       5.00
  Coast Commercial Bank                          28,549     9.10          12,574     4.00          15,717       5.00
  Cupertino National Bank                        48,845     7.47          26,136     4.00          32,673       5.00
  Golden Gate Bank                                9,036     9.30           5,243     4.00           6,554       5.00
  Mid-Peninsula Bank                             41,990     8.54          15,927     3.00          26,544       5.00
  Mt. Diablo National Bank                       10,115     6.08           6,658     4.00           8,323       5.00
  Peninsula Bank of Commerce                     16,409     6.65           9,759     4.00          12,198       5.00

Years Ended December 31, 1999, 1998 and 1997

NOTE 18--RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

         Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

         The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Banks' shareholders' equity, or a maximum of $20.7 million at December 31, 1999. No such advances were made during 1999 or exist as of December 31, 1999.

Years Ended December 31, 1999, 1998 and 1997

NOTE 19-EARNINGS PER SHARE

Per Share Data

         Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. All years presented include the effect of the 2-for-1 stock split effective as of April 30, 1998.

         The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 1999, 1998 and 1997.

                                                     For the year ended December 31, 1999
                                                 ---------------------------------------------
(Dollars in thousands, except per                  Income         Shares           Per Share
share amounts)                                     (Numerator)    (Denominator)    Amount
----------------------------------------------------------------------------------------------
Net income                                           $   37,477

Basic net income per share:
   Income available to common shareholders               37,477       16,341,000     $   2.29

Effect of dilutive securities:
   Stock options                                              -          943,000            -
                                                 ---------------------------------------------
Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                           $   37,477       17,284,000     $   2.17
                                                 =============================================

                                                     For the year ended December 31, 1998
                                                 ---------------------------------------------
(Dollars in thousands, except per                  Income         Shares           Per Share
share amounts)                                     (Numerator)    (Denominator)    Amount
----------------------------------------------------------------------------------------------
Net income                                           $   27,715

Basic net income per share:
   Income available to common shareholders               27,715       15,798,000     $   1.75

Effect of dilutive securities:
   Stock options                                              -        1,197,000            -
                                                 ---------------------------------------------
Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                           $   27,715       16,995,000     $   1.63
                                                 =============================================

                                                     For the year ended December 31, 1997
                                                 ---------------------------------------------
                                                   Income         Shares           Per Share
(Dollars in thousands, except per                 (Numerator)    (Denominator)     Amount
share amounts)
----------------------------------------------------------------------------------------------
Net income                                           $   20,354

Basic net income per share:
   Income available to common shareholders               20,354       15,241,000     $   1.34

Effect of dilutive securities:
   Stock options                                              -        1,087,000            -
                                                 ---------------------------------------------
Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                           $   20,354       16,328,000     $   1.25
                                                 =============================================

Years Ended December 31, 1999, 1998 and 1997

         There were options to purchase 517,000 shares and 89,000 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the years ended December 31, 1999 and 1998, respectively. There were no options that were considered anti-dilutive during the year ended December 31, 1997.

         Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 mergers with CCB at a 0.6338 conversion ratio and MDNB at a 0.9532 conversion ratio, 1999 mergers with BCS at a 0.6833 conversion ratio and BA Bancshares at a 1.38682 conversion ratio, the 1998 mergers with PRB and PBFC at a total of 950,748 and 298,000 shares, respectively, and the 1997 merger with PBC at a 0.96550 conversion ratio.

NOTE 20--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

         The financial statements of Greater Bay Bancorp (parent company only) are presented below:

PARENT COMPANY ONLY--BALANCE SHEETS

                                                        December 31,
                                               ------------------------------
(Dollars in thousands)                              1999           1998
-----------------------------------------------------------------------------

Assets:
Cash and cash equivalents                          $    2,837      $   7,703
Investment in subsidiaries                            236,921        181,723
Other investments                                      16,143         18,056
Subordinated debentures
  issued by subsidiary                                      -          3,000
Other assets                                           17,690          9,691
                                               ------------------------------
Total assets                                       $  273,591      $ 220,173
                                               ==============================
Liabilities and
   shareholders' equity:
      Subordinated debt                                58,547         54,547
      Other liabilities                                 8,410          6,603
                                               ------------------------------
Total liabilities                                      66,957         61,150
Shareholders' equity:
   Common stock                                       122,152         95,707
   Accumulated other comprehensive income              (8,055)           349
   Retained earnings                                   92,537         62,967
                                               ------------------------------
Total shareholders' equity                            206,634        159,023
                                               ------------------------------
Total liabilities and
   shareholders' equity                            $  273,591      $ 220,173
                                               ==============================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY-STATEMENTS OF OPERATIONS

                                                                Years Ended December 31,
                                                       ------------------------------------------
(Dollars in thousands)                                         1999        1998           1997
-------------------------------------------------------------------------------------------------
Income:
   Interest income                                          $   521    $  1,073     $      485
   Cash dividend from subsidiaries                            1,580       3,015          1,413
   Other income                                                   -          71            501
                                                       ------------------------------------------
Total                                                         2,101       4,159          2,399
                                                       ------------------------------------------
Expenses:
   Interest expense                                           4,382       3,195          1,458
   Salaries                                                  15,684       8,908          5,978
   Occupancy and equipment                                    3,820       2,031          1,218
   Merger expenses                                            3,283       1,877            712
   Other expenses                                             5,806       3,596          2,041
   Less: rentals and fees received
      from Banks                                            (26,201)    (15,866)       (10,201)
                                                       ------------------------------------------
Total                                                         6,774       3,741          1,206
                                                       ------------------------------------------
Income (loss) before taxes and equity
   in undistributed net income of subsidiaries               (4,673)        418          1,193
Income tax benefit                                           (2,684)     (1,650)          (270)
                                                       ------------------------------------------
Income (loss) before equity in undistributed
   net income of subsidiaries                                (1,989)      2,068          1,463
                                                       ------------------------------------------
Equity in undistributed net income of
   subsidiaries                                              39,466      25,647         18,891
                                                       ------------------------------------------
Net income                                                 $ 37,477    $ 27,715    $    20,354
                                                       ==========================================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY--STATEMENTS OF CASH FLOWS

                                                          Years Ended December 31,
                                                   -------------------------------------
(Dollars in thousands)                               1999           1998          1997
----------------------------------------------------------------------------------------
Cash flows-operating activities
   Net income                                      $  37,477      $ 27,715      $ 20,354
   Reconciliation of net income
     to net cash from operations:
      Equity in undistributed net
       income of subsidiaries                        (39,466)      (25,647)      (18,891)
      Net change in other assets                      (9,791)       (4,598)       (1,984)
      Net change in other liabilities                  4,420         2,140         2,442
                                                   -------------------------------------
Operating cash flow, net                              (7,360)         (390)        1,921
                                                   -------------------------------------

Cash flows-investing activities
   Purchases of available for sale
     securities                                      (20,825)      (84,130)       (8,293)
   Proceeds from sale and maturities
     of available for sale securities                 20,980        71,939         3,136
   Proceeds from sale of OREO                              -           407             -
   Dividends from subsidiaries                         4,166         3,449         3,617
   Capital contribution to
     the subsidiaries                                (27,218)      (17,500)      (13,818)
                                                   -------------------------------------
Investing cash flows, net                            (22,897)      (25,835)      (15,358)
                                                   -------------------------------------

Cash flows-financing activities
   Net change in other borrowings - short              7,000             -             -
   Repurchase of common stock                                       (2,651)         (130)
   Proceeds from private placement of stock           18,954             -             -
   Proceeds from issuance of
     subordinated debt                                     -        30,000        20,618
   Stock issued in dividend reinvestment                 171             -             -
   Proceeds from exercise
     of stock options and employees
     stock purchases                                   6,888         5,661         2,985
   Payment of cash dividends                          (7,622)       (7,193)       (5,660)
                                                   -------------------------------------
Financing cash flows, net                             25,391        25,817        17,813
                                                   -------------------------------------

Net increase in cash and
   cash equivalents                                   (4,866)         (408)        4,376
Cash and cash equivalents
    at the beginning of the year                       7,703         8,111         3,735
                                                   -------------------------------------
Cash and cash equivalents
   at end of the year                              $   2,837      $  7,703      $  8,111
                                                   =====================================

Years Ended December 31, 1999, 1998 and 1997

NOTE 21--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1999 and 1998 are as follows:

                                                                          1999                                1998
                                                              ---------------------------         ---------------------------
                                                               Carrying                            Carrying
(Dollars in thousands)                                          Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------         ---------------------------
Financial assets:
   Cash and due from banks                                    $  125,886      $  125,886          $  112,843      $  112,843
   Short term investments                                        245,807         245,807             178,526         178,526
   Investment securities                                         607,933         602,689             529,525         530,445
   Loans, net                                                  2,085,342       2,069,153           1,453,256       1,453,271
   Accrued interest receivable                                    18,908          18,908              11,954          11,954
Financial liabilities:
   Deposits:
    Demand, noninterest-bearing                                  598,428         598,428             455,721         455,721
    MMDA, NOW and Savings                                      1,628,128       1,628,128           1,182,342       1,182,342
    Time certificates, $100,000 and over                         474,913         470,826             270,522         282,770
    Other time certificates                                      105,530         104,783             130,532         138,097
   Other borrowings                                              100,600          99,790              93,845          95,475
   Subordinated debt                                                   -               -               3,000           2,999
   Company obligated mandatory redeemable
    preferred securities of subsidiary trust holding
    solely junior subordinated debentures                         50,000          49,468              50,000          48,829

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.


Cash and Cash Equivalents

     The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

Investment Securities

     The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on quoted market prices or bid quotations from securities dealers.

Years Ended December 31, 1999, 1998 and 1997

Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Borrowings

     The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities. The fair value of core deposits does not reflect the market core deposits premium of approximately 10%
- 12%. Additionally, the fair value of deposits does not include the benefit that results from the low cost of funding provided by the Company's deposits as compared to the cost of borrowing funds in the market.

Commitments to Extend Credit and Standby Letters of Credit

     The majority of the Company's commitments to extend credit carry current market interest rate if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.

Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.

Years Ended December 31, 1999, 1998 and 1997

     NOTE 22--ACTIVITY OF BUSINESS SEGMENTS

     In 1998 the Company adopted SFAS No. 131. The prior year's segment information has been restated to present the Company's two reportable segments, community banking and trust operations.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. Intersegment revenue is recorded at prevailing market terms and rates and is not significant to the results of the segments. This revenue is eliminated in consolidation. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Ten of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The GBB Trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segments key operating results and financial position for the years ended or as of December 31, 1999, 1998 and 1997.

                                                 1999                             1998                            1997
                                     ---------------------------     -----------------------------    ---------------------------
                                      Community         Trust          Community          Trust         Community        Trust
(Dollars in thousands)                banking        operations        banking         operations       banking       operations
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                  $  137,261      $      369       $  104,968       $      859      $   86,082     $      141
Other income                             15,062           3,007            9,995            2,488           7,396          2,092
Operating expenses                       49,187           2,863           48,748            2,429          47,281          1,966
Net income before income taxes (1)      101,091             121           62,753              918          44,194            267

Total assets                          3,148,674               -        2,306,823                -       1,778,637              -
Deposits                              2,749,168          57,831        1,971,578           67,539       1,509,523         66,321
Assets under management                       -         697,435                -          649,336               -        577,746

(1) Includes intercompany earnings alloaction charge which is eliminated in consolidation

Years Ended December 31, 1999, 1998 and 1997

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the years ended December 31, 1999, 1998 and 1997 is presented below.

                                                                                    As of and for Year Ended
                                                                                           December 31,
(Dollars in thousands)                                                        1999              1998            1997
-------------------------------------------------------------------------------------------------------------------------
Net interest income and other income
   Total segment net interest income and other income                      $   155,699         $   118,310      $    95,711
   Parent company net interest income and other income                           1,538               2,553            4,549
                                                                           ------------------------------------------------
      Consolidated net interest income and other income                    $   157,237         $   120,863      $   100,260
                                                                           ================================================

Net income before taxes
   Total segment net income before income taxes                            $   101,212         $    63,671      $    44,461
   Parent company net income before income taxes                               (25,433)            (11,487)          (4,310)
                                                                           ------------------------------------------------
      Consolidated net income before income taxes                          $    75,779         $    52,184      $    40,151
                                                                           ================================================

Total assets
   Total segment assets                                                    $ 3,148,674         $ 2,306,823      $ 1,778,637
   Parent company segment assets                                                67,422              67,142           43,121
                                                                           ------------------------------------------------
      Consolidated total assets                                            $ 3,216,096         $ 2,373,965      $ 1,821,758
                                                                           ================================================

NOTE 23 - SUBSEQUENT EVENTS

     On March 23, 2000, we completed an offering of 10.875% capital securities in an aggregate amount of $9.5 million through GBB Capital III, a wholly owned trust subsidiary formed for the purpose of the offering. The securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. As a result of the transaction, we have $59.5 million in capital securities outstanding.

     On March 23, 2000, we also consummated the sale of 324,324 shares of our common stock in a private transaction pursuant to a Securities Purchase Agreement dated as of March 22, 2000, between us and certain investors identified therein. The shares were sold at a purchase price of $37.00 per share, or approximately $12 million, net of offering related expenses. On April 26, 2000, we filed a registration statement to register the shares for resale.

NOTE 24--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following table presents the summary results for the stated eight quarters:

                                                       December 31,        September 30,         June 30,            March 31,
                                                    ------------------  ------------------  ------------------  -------------------
(Dollars in thousands, except per share data) (1)     1999      1998      1999      1998      1999      1998      1999       1998
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                     $ 63,489  $ 45,268  $ 56,410  $ 44,748  $ 51,514  $ 41,229  $ 46,186   $ 38,262
Net interest income                                   38,846    27,991    34,757    26,909    31,562    25,233    28,605     23,794
Provision for loan losses                              6,232     2,201     3,752     2,287     1,917     1,732     1,163      1,251
Other income                                          22,132     5,147     6,534     4,293     4,715     4,321     4,635      4,052
Other expenses                                        33,712    18,804    20,442    17,680    22,197    18,221    18,677     16,624
Income before taxes                                   21,034    12,133    17,096    11,235    12,163     9,600    13,400      9,971
Net income                                            12,240     8,010    10,642     7,274     6,562     5,982     8,033      6,423
Net income per share (before merger, non-recurring and extraordinary items):
   Basic                                            $   0.71  $   0.50  $   0.65  $   0.47  $   0.55  $   0.45  $   0.51   $   0.37
   Diluted                                          $   0.67  $   0.46  $   0.62  $   0.43  $   0.52  $   0.41  $   0.48   $   0.34

*Quarterly amounts have been restated on a historical basis to reflect the mergers with BA Bancshares, Bay Commercial Services, MD Bancshares and Coast Commercial Bancorp on a pooling of interests basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Greater Bay Bancorp:

We have audited the accompanying supplemental consolidated balance sheets of Greater Bay Bancorp and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Greater Bay Bancorp and Coast Bancorp on May 18, 2000, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Greater Bay Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greater Bay Bancorp and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ PricewaterhouseCoopers LLP

San Francisco, California
May 18, 2000